Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

PIK HOLDINGS, INC.

CHURCH & DWIGHT CO., INC.,

THE COMPANY STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

and

MIDOCEAN PARTNERS III, L.P.

(in its capacity as a Company Stockholder and as the Representative)

DATED AS OF JULY 17, 2017

i

ii

EXHIBITS

Exhibit A        -        Accounting Principles

Exhibit B        -        Form of Escrow Agreement

Exhibit C        -        Form of Option Rollover Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 17, 2017 is made by and among PIK Holdings, Inc., a Delaware corporation (the “Company”), Church & Dwight Co., Inc., a Delaware corporation (“Parent”), the stockholders listed on the signature pages hereto (each individually, a “Company Stockholder” and collectively, the “Company Stockholders”) and MidOcean Partners III, L.P., a limited partnership organized under the Exempted Limited Partnership Law (2003 Revision) of the Cayman Islands, a Company Stockholder and in its capacity as the representative of the Company Stockholders (the “Representative”). Each of Parent, the Company, the Company Stockholders and the Representative are referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, the Company Stockholders, collectively, own all of the issued and outstanding shares of the Company Common Stock (the “Shares”);

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Parent will purchase from the Company Stockholders, and the Company Stockholders will sell to Parent, all of the Shares; and

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means the methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies (including with respect to the calculation of reserves and accruals) that are expressly set forth in Exhibit A. Exhibit A also includes for illustration purposes the Example Statement of Net Working Capital applying the Accounting Principles.

“Action” means any claim, counterclaim, hearing, charge, inquiry, mediation, complaint, indictment, action, audit, suit, arbitration, or any proceeding or investigation.

“Actual Adjustment” means an amount, which may be a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.3(b), minus (y) the Estimated Purchase Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Company Common Shares Deemed Outstanding” means the sum of (a) the aggregate number of Company Common Shares outstanding as of immediately prior to the Closing, plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Vested Company Options outstanding as of immediately prior to the Closing.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all Vested Company Options had such Vested Company Options been exercised in full (and assuming concurrent payment in full of the exercise price of each such Company Option solely in cash), immediately prior to the Closing in accordance with the terms of the applicable option agreement with the Company pursuant to which such Vested Company Options were issued.

“Aggregate Parent Replacement Option Spread Value” means the difference between (x) the aggregate fair market value of the Parent Common Stock (determined using the Closing Parent Price per share) subject to the aggregate Parent Replacement Options issued in respect of Rollover Options pursuant to Section 2.1(c), and (y) the aggregate exercise price of such Parent Replacement Options.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Denver, CO are open for the general transaction of business.

“Cash and Cash Equivalents” means, as of the close of business on the Business Day immediately preceding the Closing Date, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of the Group Companies on a combined basis, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or transfers at such time, in each case calculated in accordance with the Accounting Principles. Notwithstanding anything to the contrary contained herein, in no event shall “Cash and Cash Equivalents” be included in the amount of current assets with respect to Net Working Capital.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Parent Price” means the closing trading price of Parent Common Shares on the NYSE, as reported in The Wall Street Journal (or such other source as the parties shall agree in writing), on the last trading day immediately preceding the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state applicable Law.

“Company Common Shares” means, collectively, the shares of Common Stock of the Company, par value $0.01 per share.

“Company Equity Securities” means, collectively, Company Common Shares and Company Options.

“Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Option Plan.

“Company Stockholder Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses due and payable, incurred, paid or accrued by the Group Companies or by or on behalf of the Company Stockholders or the Representative, in connection with the Transactions, or the solicitation of other potential buyers of any Group Company or any of its Affiliates or consideration of other strategic alternatives, including any public or private offering of shares, including (i) the fees and expenses of Kirkland & Ellis LLP and fees and expenses of accountants, consultants or other professional advisors or service providers, (ii) all fees, costs, expenses or payments payable in connection with obtaining any third party consent or approval in connection with the Transaction, in each case incurred by any Group Company at or prior to the Closing, (iii) all brokerage or financial advisory fees, costs, expenses and disbursements, commissions or finders’, including any fees payable to Harris Williams LLC and Wells Fargo Securities LLC and pursuant to the Professional Services Agreement, dated as of July 8, 2013, by and among the Company, Water Pik, Inc., MidOcean US Advisor, L.P. and VCPE III LLC, (iv) all Employer Taxes, (v) any severance or other similar payments that are payable upon the consummation of the Transactions pursuant to any plan or agreement in effect or due to any actions taken by the Company prior to the Closing, and (vi) any transaction, retention, success, stay-put, change of control or similar bonuses or any cash bonuses in respect of unallocated options payable to any employee, director or other service provider upon the consummation of the Transactions (and the employer portion of employment Taxes on these payments), but excluding any double-trigger severance amounts under employment or other contracts in effect as of the date hereof and set forth on Schedule C-1 which are conditioned upon involuntary termination of employment and become payable as a result of actions taken by Parent following the Closing; provided, however, that the term “Company Stockholder Expenses” shall exclude any amounts payable by the Group Companies in connection with the “tail” policy pursuant to and in accordance with Section 6.5(a).

“Competition Law” means, to the extent applicable to the Group Companies or Parent or the Transactions, the Sherman Act, the Clayton Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States.

“Confidentiality Agreement” means the confidentiality agreement, dated as of July 19, 2016, by and between the Company and Parent.

“Credit Facilities” means (i) the First Lien Credit Agreement, by and among the Company, EGWP Acquisition Corp. Sub., Water Pik, Inc., Credit Suisse AG and the other lenders party, dated as of July 8, 2013, as amended, and (ii) the Second Lien Credit Agreement, by and among the Company, EGWP Acquisition Corp. Sub., Water Pik, Inc., Credit Suisse AG and the other lenders party, dated as of July 8, 2013, as amended.

“Data Privacy Laws” means (a) all privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy laws, rules and regulations of any applicable jurisdiction, and (b) the applicable data security and privacy policies of the Group Companies.

“DGCL” means the Delaware General Corporation Law, as amended.

“Employee Benefit Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements, and all other employee benefit plans, agreements and arrangements not described in clause (i) above, and (iii) medical, vision, dental or other health plan, welfare plan, life insurance plan, or fringe benefit plan, in each case of clauses (i) through (iii), whether oral or written, maintained or contributed to by any Group Company or with respect to which any Group Company has or would reasonably be expected to have any liability (including on account of any ERISA Affiliate), other than any plan or program maintained and required to be established by a Governmental Entity.

“Employer Taxes” means the aggregate employer portions of all payroll Taxes, employment, unemployment, disability and similar Taxes required to be paid by any Group Company in respect of (a) all bonus and other compensation arising as a result of, or in connection with, the Closing and paid or accrued prior to or payable at the Closing to employees of the Group Companies, and (b) all payments and amounts payable to Optionholders under the terms of this Agreement.

“Enterprise Value” means One Billion Thirty-Three Million Dollars ($1,033,000,000).

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Substances, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (other than any Group Company) that, together with any Group Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Example Statement of Net Working Capital” means the statement of Net Working Capital as of the close of business on July 2, 2017 and attached as Exhibit A hereto.

“Exchange Ratio” means the Per Share Common Payment divided by the Closing Parent Price, rounded to the nearest thousandth of a share.

“Fraud” means common law fraud that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intention to deceive or mislead (as opposed to reckless indifference to the truth) another who is relying thereon.

“Funded Indebtedness” means, as of any time, without duplication, whether secured or unsecured, the outstanding principal amount of, together with accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, fees, penalties, costs, breakage, make-whole premiums or other amounts payable as a result of the consummation of the Transactions or upon the discharge of any borrowings at the Closing) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money, including the Credit Facilities, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time; (iii) indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services or any conditional sale, earnout or other title retention agreement with respect to property or assets acquired by a Group Company (including obligations under leases required to be capitalized under GAAP, applied on a consistent basis), but excluding any trade payables and accrued expenses included as a current liability with respect to Net Working Capital; (iv) obligations for the reimbursement of any obligor and any other obligations on any letter of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn and not cash collateralized; (v) obligations in respect of any interest rate, currency or other hedging arrangements or similar agreements; (vi) obligations under any Tax receivable agreement entered into by the Company or any of its Subsidiaries prior to the Closing Date; and (vii) obligations in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (vi) above as of such date. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) Taxes of any Group Company, (x) undrawn letters of credit (including any that are outstanding under the Credit Facilities) or (y) amounts included as Company Stockholder Expenses.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs as required or contemplated by the laws of its jurisdiction of formation or organization. For example, the “Governing Documents” of a corporation are its articles or certificate of incorporation and by-laws or similar governing instruments, the “Governing Documents” of a limited partnership are its limited partnership agreement and articles or certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and articles or certificate of formation.

“Governmental Entity” means any domestic or foreign (i) federal, national, supranational, state, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, board, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Substance” means any material, substance, chemical, waste, pollutant or contaminant that is regulated under any Environmental Law due to its hazardous, toxic, dangerous or deleterious characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (i) patents and patent applications, all improvements thereto, and all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations in connection therewith, (ii) trademarks, service marks, logos, trade names and other indicia of origin (including all goodwill associated therewith and all registrations, applications and renewals therefor), (iii) works of authorship (whether or not copyrightable), copyrights (including all registrations, applications and renewals therefor) and Internet domain names, (iv) trade secrets and other proprietary or confidential information including know-how, technologies, processes, techniques, formulae, data, industrial models, designs, drawings, plans, specifications, research and development, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (v) software (including source code, executable code, systems, networks, tools, firmware and related documentation), and (vi) all other proprietary and intellectual property rights.

“Law” means any statute, law (including common law), judgment, injunction, order, decrees, ordinance, code, treaty, intergovernmental agreement, rule, or regulation, as each may be amended from time to time, of any stock exchange or Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of a Group Company.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, hypothecation, infringement, deed of trust, charge, encroachment, easement, right of first refusal, option, restriction on transfer, defect in title or any other restriction of a similar kind or any adverse right or interest or claim of similar nature in or on any asset, property or property interest.

“Losses” means any and all losses, damages, liabilities, fines, penalties, payments, Taxes, costs or expenses (including reasonable attorneys’ and accountants’ fees) and any out-of-pocket expenses incurred in connection with investigating, monitoring, defending against or settling any of the foregoing or any claims relating to or potentially giving rise to any of such items.

“Material Adverse Effect” means any material adverse effect upon (1) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Group Companies, taken as a whole, or (2) the ability of the Company to timely consummate the Transactions or perform its material obligations under this Agreement; provided, however, that none of the following (or results thereof) shall be taken into account, either alone or in combination, in determining whether there has been a Material Adverse Effect under the foregoing clause (1): any adverse event, circumstance, change, occurrence, or effect (“Event”) arising from, or relating to (i) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the Transactions (including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding their respective plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Group Company) (provided any such announcement is not in breach of this Agreement), (vii) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that any facts and circumstances that may have given rise or contributed to any such failure (subject to the other provisions of this definition) shall not be excluded by this clause (vii)), or (viii) the taking of any action contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), and (v) such matter shall only be excluded to the extent that such matter does not have a disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries in which the Group Companies operate.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) and 4001(a)(3) of ERISA.

“Net Working Capital” means, with respect to the Group Companies, the aggregate amount of the current assets of the Group Companies less the aggregate amount of the current liabilities of the Group Companies, in each case, determined on a consolidated basis without duplication as of the close of business on the Business Day immediately preceding the Closing Date and calculated in accordance with Accounting Principles and including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Net Working Capital. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to (x) deferred Tax assets or deferred Tax liabilities, (y) Cash and Cash Equivalents, Company Stockholder Expenses or Funded Indebtedness or (z) liabilities for premiums due for the purchase of the “tail” policy pursuant to and in accordance with Section 6.5(b). Notwithstanding the foregoing, no loss or deduction resulting from or attributable to any Transaction Tax Deduction shall be taken into account for purposes of determining current income Tax assets or current income Tax liabilities.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds $50,194,000 or (ii) the amount by which Net Working Capital is less than $50,194,000, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“Option Plan” means the Company’s 2013 Stock Option Plan, as amended.

“Option Rollover Agreement” means the agreements in the form attached hereto as Exhibit C entered into with the holders of Rollover Options.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by a Group Company.

“Parent Common Shares” means, collectively, the shares of Common Stock of Parent, par value $1 per share.

“Parent Replacement Options” means those options to acquire shares of Parent Common Shares to be issued at Closing in exchange for Rollover Options. The Parent Replacement Options will be granted pursuant to Parent’s Omnibus Equity Compensation Plan.

“Per Share Common Payment” means an amount equal to (a) an amount equal to the Purchase Price (as finally determined), divided by (b) the Aggregate Company Common Shares Deemed Outstanding.

“Per Share Estimated Common Payment” means an amount equal to (a) an amount equal to (i) the Estimated Purchase Price, minus (ii) the Adjustment Escrow Amount, minus (iii) the Representative Expense Amount, divided by (b) the Aggregate Company Common Shares Deemed Outstanding.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property and other title defects) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies, (e) Liens described on Schedule P-1, (f) Liens securing the obligations of the Group Companies under the Credit Facilities (provided, however, such Liens under the Credit Facilities shall be removed prior to, or in connection with, the Closing upon payment in full of the Closing Date Funded Indebtedness) and (g) any right, interest, Lien or title of a lessor, sublessor, licensee, or sublicensee under any lease, license or other similar agreement or in the property being leased or licensed.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity or Governmental Entity.

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day succeeding the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to any Company Stockholder or Optionholder, a ratio (expressed as a percentage) equal to (a) the sum of (i) the number of Common Shares held by such Company Stockholder immediately prior to the Closing, and (ii) the number of shares of Company Common Shares issuable upon the exercise of any Vested Company Options held by such Optionholder immediately prior to the Closing, divided by (b) the sum of (i) the aggregate number of Company Common Shares held by all Company Stockholders immediately prior to the Closing, and (ii) the aggregate number of shares of Company Common Shares issuable upon the exercise in full of all Vested Company Options held by all Optionholders immediately prior to the Closing.

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, plus (iv) the Aggregate Option Exercise Price, minus (v) the amount of Closing Date Funded Indebtedness, minus (vi) the amount of Unpaid Company Stockholder Expenses; minus (vii) the amount of Section 280G Losses (if any).

“Real Property” means collectively the Owned Real Property and the Leased Real Property.

“Restricted Parties” means MidOcean Partners, VCPE III LLC and Richard Bisson.

“Rollover Options” means the Company Options that will be exchanged for Parent Replacement Options pursuant to the Option Rollover Agreements.

“RWI Policy” means a representation and warranty liability insurance policy that takes effect as of the date hereof insuring against the breach by the Company and/or the Company Stockholders of their representations or warranties set forth in this Agreement and in any agreement, document or certificate delivered pursuant to this Agreement.

“Section 280G Losses” means an amount that is the sum of (i) the amount of any tax gross-up payable to Richard P. Bisson pursuant to the terms of his Employment Agreement with Water Pik, Inc., dated July 8, 2013, as in effect on the date hereof, and disregarding any change to Bisson’s compensation or benefits initiated by Parent, as a result of the application of Section 280G of the Code to the Transactions (to the extent any such tax gross-up becomes payable thereunder), and (ii) the value of any lost or disallowed Tax deductions (calculated based on a 36.4% Tax rate and applying a ten percent (10%) discount to such calculation) as a result of the application of Section 280G of the Code to the Transactions with respect to compensation payable to any individual, and disregarding any change to any such individual’s compensation or benefits initiated by Parent, who does not provide a waiver as expressly contemplated pursuant to Section 6.12, provided that in no event shall the amount under this clause (ii) exceed $33 million.

“Straddle Periods” means, with respect to any Group Company, any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tangible Personal Property” means all furniture, fixtures, molds, equipment, computer hardware, telephones, office equipment and apparatuses, tools, machinery and supplies and other tangible property (other than inventory) of every kind (wherever located and whether or not carried on the books and records), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, escheat, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding tax or any other taxes, and including, any interest, penalties or additions thereto; (ii) any liability in respect of items described in clause (i) incurred by reason of Section 1.1502-6 of the Treasury Regulations (or any other similar applicable Law), and (iii) any liability in respect of items described in clause (i) or clause (ii) imposed as a transferee or successor, by contract, or otherwise.

“Tax Return” means any return, declaration, report (including FinCen Report 114), claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is deductible for U.S. federal income tax purposes, resulting from or attributable to (a) Company Stockholder Expenses (including, solely for purposes of Transaction Tax Deductions, any Company Stockholder Expenses paid at or prior to the Closing); (b) transaction costs (other than the Company Stockholder Expenses) of any of the Group Companies arising from, incurred in connection with or incident to this Agreement and the Transactions that were paid on or prior to the Closing Date or included in the computation of the Net Working Capital; (c) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by any of the Group Companies, and any unamortized deferred financing costs, with respect to the payment of Funded Indebtedness in connection with the Transactions; (d) the amount of any deductions for income Tax purposes attributable to payments made to any holder of a Vested Company Option; and (e) Employer Taxes and, if not included in Employer Taxes, the amount of any employment Taxes with respect to any compensatory payment made, or to be made, in connection with the Transactions and not otherwise described in clauses (a) through (d) above.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Company Stockholder Expenses” means the aggregate amount of Company Stockholder Expenses incurred and are not paid prior to the Closing.

“Usable and Saleable” inventory means all inventory except: (a) damaged product and (b) product out of specification.

“Vested Company Option” means any vested and unexercised Company Option that is outstanding as of immediately prior to the Closing, including any Company Option that vests as a result of the consummation of the Transactions in accordance with the terms of the award agreement pursuant to which such Company Option has been granted.

Section 1.2 Defined Terms. Each term set forth in the table below is defined in the section of the Agreement set forth opposite such term:

Defined Term	Section Reference
280G Stockholder Vote	Section 6.12
Accounting Firm	Section 2.3(b)(ii)
Acquisition Transaction	Section 6.6
Adjustment Escrow Account	Section 2.3(a)(i)
Adjustment Escrow Amount	Section 2.3(a)(i)
Agreement	Preamble
Ancillary Documents	Section 3.3
Claim	Section 9.1(a)(iv)
Closing	Section 2.1
Closing Date	Section 2.1
Code	Section 2.6
Company	Preamble
Company 401(k) Plan	Section 6.9
Company Financial Statements	Section 3.4
Company Releasees	Section 11.22
Company Releasors	Section 11.22
Company Stockholder	Preamble
Company Systems	Section 3.12(e)
Direct Claim	Section 10.4(b)
Escrow Agent	Section 2.3(a)(i)
Escrow Agreement	Section 2.3(a)(i)
Estimated Purchase Price	Section 2.3(a)
Event	Section 1.1
FDA	Section 3.9(b)
FDC Act	Section 3.9(b)
Former Real Property	Section 3.11(a)(iv)
FTC	Section 3.9(c)
Group Company IP Rights	Section 3.12(a)
Indemnified Party	Section 10.3
Indemnified Persons	Section 6.5(a)
Inventory Statement	Section 2.3(a)(iv)
Latest Balance Sheet	Section 3.4
Material Contracts	Section 3.6(a)
Material Customers	Section 3.19(a)

Defined Term	Section Reference
Material Permit	Section 3.9
Material Suppliers	Section 3.19(b)
New Plans	Section 6.9
Non-Party Affiliates	Section 11.18
Option Payment	Section 2.1(b)
Optionholder	Section 2.1(b)
Parent	Preamble
Parent 401(k) Plan	Section 6.9
Parent Arrangements	Section 6.12
Parent Controlled Proceeding	Section 6.2(c)(iii)
Parent Indemnitees	Section 10.2
Party and/or Parties	Preamble
Product	Section 3.8
Product Safety Laws	Section 3.9(b)
Proposed Closing Date Calculations	Section 2.3(b)
Purchase Price Dispute Notice	Section 2.3(b)(ii)
Recipient Releasors	Section 11.22
Repaid Indebtedness Schedule	Section 2.5
Representative	Preamble
Representative Controlled Proceeding	Section 6.2(c)(ii)
Representative Expense Amount	Section 2.3(a)(ii)
Sanctions	Section 3.9(g)
SFAS 87	Section 3.10(i)
Shares	Recitals
Study	Section 3.9(b)
Substantiation of Claims Laws	Section 3.9(b)
Termination Date	Section 8.1(d)
Third Party Claim	Section 10.4(a)
Third-Party Claim Notice	Section 10.4(a)

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares; Conversion of Company Options.

(a) Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent will purchase from the Company Stockholders, and the Company Stockholders will sell, transfer, assign and deliver to Parent, all right, title and interest in and to all of the Shares, free and clear of all Liens (other than restrictions to which Parent may be subject under applicable securities laws) in exchange for the Purchase Price. The Purchase Price will be estimated prior to the Closing Date and will be subject to post-Closing adjustments as provided in Section 2.3.

(b) Conversion of Company Options. At the Closing, each Vested Company Option (other than a Rollover Option) that is outstanding as of immediately prior to the Closing and that has not been exercised prior to the Closing shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock issuable upon the exercise of each such unexercised Vested Company Option outstanding as of immediately prior to the Closing, by (y) the excess, if any, of (1) the Per Share Common Payment less (2) the exercise price per share of such Vested Company Option (such amount, an “Option

Payment”), and a portion of the other amounts payable (if any) in respect of Company Equity Securities under this Agreement, in each case as provided for in this Agreement (including a portion of the Adjustment Escrow Amount and the Representative Expense Amount). As of the Closing, all Company Options (whether or not vested) shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of any such Company Option (each, an “Optionholder”) shall cease to have any rights with respect thereto, except as otherwise expressly provided for herein or by applicable law. Prior to the Closing, the Company shall take all actions pursuant to the Option Plan (and the option grant/stock award agreements in effect with the Optionholders) or otherwise that are necessary to give effect to the provisions of this Section 2.1(b) with respect to Company Options as herein provided.

(c) Rollover Agreements. As of the date hereof, the Company has entered into Option Rollover Agreements to be effective as of the Closing with each holder of Rollover Options providing that the Rollover Options held by each such holder will be exchanged at the Closing for non-vested Parent Replacement Options subject to the terms of the applicable Option Rollover Agreement, that will retain the same aggregate spread value as the Rollover Options they were exchanged for, and other than with respect to vesting, such Parent Replacement Options shall have substantially the same terms and conditions as applied to the Rollover Option immediately prior to the Closing. From and after the Closing, (i) each Parent Replacement Option may be exercised solely to purchase shares of Parent Common Shares, (ii) the number of shares of Parent Common Shares purchasable upon exercise of each Parent Replacement Option shall be equal to the number of shares of Company Common Stock that were purchasable under such option immediately prior to the Closing multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (iii) the per share exercise price under each Parent Replacement Option shall be adjusted by dividing the per share exercise price of such option immediately prior to the Closing by the Exchange Ratio, and rounded up to the nearest whole cent. Notwithstanding the foregoing, the terms of each Rollover Option shall comply with the requirements of Code Section 409(A) and Treasury Regulation 1.409(A)- 1(b)(5)(v)(D).

Section 2.2 Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Eastern time, on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day following the satisfaction (or waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time or date is agreed to in writing by the Parties; provided, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 7, the Closing shall take place no earlier than the thirtieth (30th) Business Day following the date of this Agreement. The “Closing Date” shall be the date on which the Closing is consummated.

Section 2.3 Purchase Price.

(a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement executed by an executive officer of the Company with the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), which sets forth or includes (i) good faith estimates of (A) the Aggregate Option Exercise Price, (B) the amount of Closing Date Funded Indebtedness, (C) the amount of Unpaid Company Stockholder Expenses, (D) the amount of Cash and Cash Equivalents, (E) the Net Working Capital Adjustment and (F) the Section 280G Losses, (ii) a calculation of the Per Share Estimated Common Payment based on such estimates, (iii) reasonable supporting documentation for such estimates, and (iv) a flow of funds setting forth the amounts to be paid pursuant to this Section 2.3(a) (including with respect to each holder of Company Shares and Company Options) along with wire instructions therefor. The Company shall provide Parent with such additional support for such estimates set forth in such statement as Parent may reasonably request. At the Closing, Parent shall pay in cash by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i) $5,000,000 (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), which account shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Parent, the Representative and Wells Fargo Bank, National Association (the “Escrow Agent”) as security for Company Stockholders’ obligations pursuant to Section 2.3(c)(ii), and (y) substantially in the form of Exhibit B attached hereto;

(ii) $500,000 (such amount, the “Representative Expense Amount”) shall be deposited into an account established by the Representative for purposes of satisfying costs, expenses and/or liabilities incurred in its capacity as the Representative and otherwise in accordance with this Agreement;

(iii) with respect to each Company Common Share issued and outstanding as of immediately prior to the Closing, an amount equal to the Per Share Estimated Common Payment shall be paid to the holders thereof by wire transfer of immediately available funds to the accounts designated in the flow of funds; and

(iv) with respect to each Vested Company Option (other than the Rollover Options), an amount equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock issuable upon the exercise of each such unexercised Vested Company Option outstanding as of immediately prior to the Closing, by (ii) the excess, if any, of (A) the Per Share Estimated Common Payment less (B) the exercise price per share of such Vested Company Option. With respect to each holder of Company Options who (i) is currently an employee of a Group Company or (ii) was an employee of a Group Company at the time such individual became a holder of Company Options, Parent shall cause the Company to promptly process through the Company’s payroll (not later than the first payroll date following the Closing Date) the Option Payment, less any Tax deductions or withholdings required under applicable Law. In the case of each Optionholder who is not an employee or former employee of a Group Company, Parent shall promptly pay the Option Payment to each such Optionholder by wire transfer of immediately available funds in the amount and to the account designated in the flow of funds, less any Tax deductions or withholdings required under applicable Law.

On a date that is mutually agreed to by the Parties, within ten (10) Business Days prior to the Closing and prior to the delivery of the statement referred to in Section 2.3(a), the Company shall proceed with a physical stocktaking of the inventory of the Group Companies (the “Inventory Taking”), consistent with the Company’s historical procedures for the taking of a full year-end physical inventory count. Parent may designate a representative to witness the Inventory Taking at the Group Companies’ facility located in Memphis, Tennessee. The Company shall deliver to Parent all supporting documentation for the receipt of Inventory in transit. At the end of the physical count, on the same day if practicable and at the latest on the following day, the Company shall prepare and sign a certificate, stating in reasonable detail the results of such physical stocktaking, including quantities of each product or each product family, and reflecting an estimate of all shipments of finished products to or to be made by, or shipments of any inventories to be received by, the Group Companies after such physical stocktaking and prior to the Closing (the “Inventory Statements”). The quantity and value of the inventory set forth in each of the Inventory Statements is hereby deemed final for purposes of the inventory included in the Net Working Capital Adjustment and reflected in the statement referred to in Section 2.3(a). The value of the inventory items included in the Inventory Statements will be calculated and determined in accordance with the Accounting Principles.

(b) Determination of Final Purchase Price.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare (with the assistance of the Company’s current accountants if requested by Parent) and deliver to the Representative Parent’s good faith proposed calculation of each of (A) the Aggregate Option Exercise Price, (B) the Net Working Capital Adjustment, (C) the amount of Cash and Cash Equivalents, (D) the amount of Closing Date Funded Indebtedness, (E) the amount of Unpaid Company Stockholder Expenses, (F) the Section 280G Losses and (G) the Purchase Price (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the definitions thereof and determined in accordance with the Accounting Principles. The calculation of the Proposed Closing Date Calculations does not permit the introduction of different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques or estimation methodologies (including with respect to the calculation of reserves and accruals), including with respect to the nature of accounts. For the avoidance of doubt, the Proposed Closing Date Calculations (and components thereof) (i) shall exclude the impact of any decisions made or actions taken or omitted by Parent or the Group Companies following the Closing, (ii) shall not reflect changes in assets or liabilities as a result of purchase accounting adjustments, and (iii) shall be based on facts and circumstances as they exist on or prior to the Closing. If Parent fails to timely deliver the Proposed Closing Date Calculations within such ninety (90) day period, then the Actual Adjustment shall be deemed to equal zero. For the avoidance of doubt, the calculations to be made pursuant to this Section 2.3(b) and the purchase price adjustment to be made pursuant to Section 2.3(b) are not intended to be used to adjust for errors or omissions that may be found with respect to the Company Financial Statements or any inconsistencies between the Company Financial Statements or the Accounting Principles, on the one hand, and GAAP, on the other, for which Parent’s rights under the RWI Policy shall be the sole and exclusive remedy.

(ii) If the Representative does not give written notice of any dispute, which notice shall set forth in reasonable detail the nature and basis of each item that Representative disputes with respect to the Proposed Closing Date Calculations (a “Purchase Price Dispute Notice”) to Parent within forty-five (45) days of receiving the Proposed Closing Date Calculations, Company Stockholders and the other Parties agree that the Proposed Closing Date Calculations shall, with respect to any item not so disputed, be deemed to set forth the final Aggregate Option Exercise Price, Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Company Stockholder Expenses and Purchase Price, as applicable, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45)-day period, the Representative may accept the Proposed Closing Date Calculations by delivering written notice to that effect to Parent, in which case the Purchase Price will be finally determined when such notice is given. If the Representative gives a Purchase Price Dispute Notice to Parent within such forty-five (45)-day period, Parent and the Representative shall use commercially reasonable efforts to resolve the disputed items during the forty-five (45)-day period commencing on the date Parent receives the Purchase Price Dispute Notice from the Representative. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Parent and Representative during such 30-day period of negotiations and any subsequent dispute arising therefrom. If the Representative and Parent do not agree upon a final resolution with respect to any disputed items within such forty-five (45)-day period, then either the Representative or Parent may submit any remaining items in dispute to a nationally-recognized, independent accounting firm reasonably acceptable to Parent and the Representative or, if Parent and the Representative fail to agree on such an accounting firm, to Alvarez & Marsal (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on the Parent and Company Stockholders (as set forth in the Proposed Closing Date Calculations, the Purchase Price Dispute Notice or as otherwise resolved in writing by Parent and the Representative). The Accounting Firm shall be requested to render a determination of each disputed item within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single written presentation (which presentations shall be limited to the remaining items in dispute set forth in the Proposed Closing Date Calculations and Purchase Price Dispute Notice) submitted by each of Parent and the Representative to the Accounting Firm within fifteen (15) days after the engagement thereof (which the Accounting Firm shall forward to Parent or the Representative, as applicable) and (iii) one written response submitted to the Accounting Firm within fifteen (15) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to Parent or the Representative, as applicable), and not on independent review, which such determination shall be conclusive and binding on each party to this Agreement. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Representative and Parent, and any associated engagement fees shall be initially borne 50% by the Representative and 50% by Parent; provided that such fees shall ultimately be borne by Parent and the Representative in the same proportion as the aggregate amount of the disputed items that is unsuccessfully disputed by each such party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. The Accounting Firm shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 2.3(b)(ii). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Aggregate Option Exercise Price, Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Unpaid Company Stockholder Expenses and Purchase Price, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii) Parent shall and shall cause the Company and each of its Subsidiaries to, promptly make its financial records and personnel available to the Representative and its accountants and other representatives as reasonably requested by Representative, at reasonable times and upon reasonable prior notice, during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(iv) The Parties agree that the procedures set forth in this Section 2.3(b)(iv) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or the Representative from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.3(b)(ii) in any court or other tribunal of competent jurisdiction in accordance with Section 10.16. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to this Agreement to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided; however, any deadline or time period contained herein may be extended or modified by the written agreement of Parent and the Representative and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(b). There shall be no ex parte communications between either party and the Accounting Firm.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, (x) Parent shall pay or cause the Company to pay, to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share) an amount equal to such positive amount, if any, (1) in the case of the Company Stockholders, by wire transfer or delivery of immediately available funds, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3 and (2) in the case of the Optionholders, the Company will promptly process such amounts through the Company’s payroll, less any Tax deductions or withholdings required under applicable Law and (y) simultaneously therewith, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Amount from the Adjustment Escrow Account to the Company Stockholders and Optionholders (pro rata based upon such Person’s Pro Rata Share); provided that any amounts payable to the Optionholders will be released to the Company which in turn will promptly process such amounts through the Company’s payroll, less any Tax deductions or withholdings required under applicable Law.

(ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of such negative amount out of the Adjustment Escrow Amount; provided that if the absolute value of the Actual Adjustment is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any excess funds remaining in the Adjustment Escrow Account to the Representative; provided, further, that if the absolute value of the Actual Adjustment is greater than the Adjustment Escrow Amount, then Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the full amount of the Adjustment Escrow Account to Parent.

Section 2.4 Option Plans.

(a) Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to give effect to the provisions of Section 2.1(b) and Section 2.3(a)(iv) with respect to Company Options.

(b) The Option Plan and all Company Options shall terminate as of the Closing, and no holder of Company Options shall have any rights thereunder, including any rights to acquire any equity securities of the Company or any Subsidiaries thereof, other than as set forth herein (including pursuant to Section 2.3) or by applicable Law.

Section 2.5 Payment of Closing Date Funded Indebtedness and Unpaid Company Stockholder Expenses. Contemporaneously with the Closing and on behalf of the Company and Company Stockholders, Parent shall pay in cash by wire transfer of immediately available funds, the Closing Date Funded Indebtedness that is listed on Schedule 2.5 hereto (the “Repaid Indebtedness Schedule”) and the Unpaid Company Stockholder Expenses that is set forth in the calculation of Estimated Purchase Price delivered hereunder and pursuant to wire instructions provided to Parent in connection therewith. In order to facilitate the repayment of the Closing Date Funded Indebtedness listed on the Repaid Indebtedness Schedule, no fewer than three (3) Business Days prior to the Closing, the Company shall deliver such documents or instruments and take all such actions as may be required or necessary to, effective as of the Closing, effect or permit Parent to effect the repayment of all such Closing Date Funded Indebtedness, including obtaining payoff letters for all such Closing Date Funded

Indebtedness that is listed on the Repaid Indebtedness Schedule, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest constituting such Closing Date Funded Indebtedness and the names of each Person to which such Closing Date Funded Indebtedness is owed.

Section 2.6 Withholding. Parent and the Company shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Company Equity Securities such amount as the Company is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Equity Securities in respect of which such deduction and withholding was made, and the Company shall timely remit such amounts to the appropriate Governmental Entity. If Parent or the Company would deduct and withhold any amounts paid to a holder of Company Equity Securities under this Agreement (excluding for this purpose amounts that are treated as compensation for income tax purposes), the party proposing the withholding shall take commercially reasonable efforts to notify the holder of the proposed withholding before such withholding would otherwise take place in order to allow such holder a reasonable opportunity to attempt to cure or remedy the situation, and if the issue causing the withholding requirement to arise has not been timely cured or remedied by the holder, the Parent or the Company, as applicable, shall be entitled to withhold. Notwithstanding anything in this Agreement to the contrary, any amounts to be paid pursuant to this Agreement that are treated as employee compensation (including amounts paid to holders of Company Options) for income tax purposes shall be paid to the Company (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Company’s payroll, less applicable withholding Taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date (provided that representations and warranties given as of a specific date in each case shall be limited to such specific date), as follows:

Section 3.1 Organization and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each other Group Company is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction other than its jurisdiction of formation or organization in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be materially adverse to the Group Companies, taken as a whole. Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to be materially adverse to the Group Companies, taken as a whole. Each Group Company has delivered to Parent copies of its Governing Documents in effect as of the date of this Agreement.

Section 3.2 Capitalization of the Group Companies.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 250,000 shares of Company Common Shares, 138,000.9 of which are issued and outstanding. All of the issued and outstanding Company Common Shares have been duly authorized, validly issued and are fully paid and non-assessable. The Company Stockholders collectively own of record and beneficially all of the Shares. Set forth on Schedule 3.2(a) is a true, correct and complete list of each of the stockholders of the Company and the number of shares of Company Common Shares held by each such stockholder as of the date hereof. The Shares set forth on Schedule 3.2(a) constitute all of the issued and outstanding Shares of the Company.

(b) Schedule 3.2(b) sets forth the name of each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary.

(c) Schedule 3.2(c) sets forth, with respect to each Company Option outstanding as of the date hereof, the holder of such Company Option, the exercise price of such Company Option, the number of shares of Company Common Shares underlying such Company Option and the grant date of such Company Option. Except as set forth on Schedule 3.2(c), no Group Company owns any capital stock of, or equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any capital stock of, or equity or similar interest in, any Person (other than a Subsidiary of the Company). Except as set forth on Schedule 3.2(c) or as set forth in its Governing Documents, all outstanding equity securities of each Group Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), or Liens (other than, with respect to the equity securities of the Subsidiaries of the Company, Permitted Liens) and are owned, beneficially and of record, in the case of the equity securities of the Company, by Company Stockholders, and in the case of the equity securities of the Subsidiaries of the Company, by another Group Company. Except as set forth on Schedule 3.2(c), there are no outstanding (i) equity securities of any Group Company, (ii) no securities of any Group Company convertible into or exchangeable or exercisable for equity securities of any Group Company, (iii) no subscriptions, calls, options, warrants or other rights to acquire from any Group Company and no obligations of any Group Company to issue or sell, any shares of capital stock of, equity securities in or debt securities of, any Group Company and (iv) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Group Company.

(d) There are no outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any securities or equity interests in any Group Company.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the Transactions (the “Ancillary Documents”) and to consummate the Transactions. Except for the adoption and approval by the Company Stockholders of this Agreement and the consummation of the Transactions, the execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are true, correct and complete copies (such financial statements, the “Company Financial Statements”) of (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 27, 2015 and October 2, 2016 and the related audited consolidated statements of income, cash flows and stockholders’ equity for each fiscal year of the Company then ended, together with all notes and schedules thereto and an unqualified opinion thereon of KPMG LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of January 1, 2017, April 2, 2017 and July 2, 2017 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the three-month, six-month and nine-month periods then ended, and the corresponding interim period of the preceding year, together with all notes and schedules thereto. Except as set forth on Schedule 3.4, subject in the case of unaudited financial statements, to the absence of certain footnotes not customarily included in the unaudited quarterly financial statements and normal year-end adjustments (that will not be material in amount or effect), the Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis in all material respects throughout the periods covered thereby, except as indicated by the notes thereto, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended. There are no outstanding material liabilities or obligations (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the Group Companies other than: (1) liabilities or obligations reserved against or reflected in the Company Financial Statements or disclosed in the notes thereto; (2) liabilities not required under GAAP to be reserved against or reflected in the Company Financial Statements; (3) liabilities disclosed in the disclosure schedules to this Agreement; or (4) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet. The Company Financial Statements are consistent in all material respects with the books and records of the Group Companies. No Group Company has any off-balance sheet liabilities or obligations of any nature to, or any financial interest in, any Person, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt or expenses by the Group Companies.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5 and except for (i) compliance with and filings under the Competition Laws, and (ii) notices, filings, authorizations, consents or approvals that may be required solely by reason of Parent’s (as opposed to any other third party’s) participation in the Transactions, assuming the truth and accuracy of the representations and warranties of Parent set forth in Article 4, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the Transactions, except for those the failure of which to obtain or make would not reasonably be expected to be materially adverse to the Group Companies, taken as a whole, or prohibit, materially delay or materially impair the consummation by the Company of the Transactions. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the Transactions (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract or Material Permit, (c) violate any writ, injunction, Law or statute of any Governmental Entity applicable to any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, except in the case of each of clauses (b) through (d) above, would not reasonably be expected to be materially adverse to the Group Companies, taken as a whole.

Section 3.6 Material Contracts.

(a) Schedule 3.6(a) sets forth a true, correct and complete list of each contract (whether written or oral) to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is bound as of the date of this Agreement that is of a type described below (collectively, the “Material Contracts”):

(i) any contract (other than any sale and purchase orders entered into in the ordinary course of business) with any Material Customer or Material Supplier;

(ii) contract for the employment of any employee or other person on a full-time, part-time, consulting or other basis providing total annual compensation in excess of $100,000 (other than any “at will” contract that may be terminated by any Group Company upon sixty (60) days or less advance notice and does not impose any penalty or severance obligations upon a Group Company upon termination);

(iii) any collective bargaining agreements or other contracts with labor unions or organizations;

(iv) any lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(v) any partnership agreements and joint venture agreements or similar arrangement to which any Group Company is a party or is bound;

(vi) any contract prohibiting any Group Company from competing in any line of business or that otherwise restricts the ability of the Group Companies from freely engaging in any business or conducting their respective business in any geographic region;

(vii) any contract relating to material acquisitions or dispositions consummated by any of the Group Companies with unaffiliated third Persons since January 1, 2014 of the assets comprising an operating business of any such third Person or the capital stock or other equity interests of any such third Person;

(viii) any credit agreement, indenture, bond or other similar contract relating to Funded Indebtedness (including any guaranty thereof), whether of the Company to any Person or of any Person to the Company, or any contract with respect to any security or collateral related to any of the foregoing, except any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among any of the Company and its Subsidiaries;

(ix) any contract involving capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving annual payments in excess of $250,000;

(x) any contract that includes “most favored nation” or similar pricing provisions with any Person or grants exclusive rights, rights of first refusal or rights of first negotiation or similar rights to any Person;

(xi) any contract relating to any settlements with any Person or any settlements, consent decrees, remediation plans or other arrangements with any Governmental Entity, in each case, where any Group Company or any Affiliate of such Group Company will have material ongoing obligations following the Closing;

(xii) any contract relating to (A) the completed sale of any Group Company’s assets that contains representations, covenants, indemnities or other obligations that are still in effect or for which there are material remaining obligations, or (B) the sale of any Group Company’s material assets that is not yet consummated, other than in the ordinary course of business;

(xiii) any contract with any distributor, broker, sales or other agent providing for payments to or from any Group Company in excess of $500,000 annually;

(xiv) any contract granting any license or covenant not to sue with respect to, or for the development of, Intellectual Property Rights, excluding (A) licenses for commercially available, off-the-shelf software applications with a replacement cost and/or aggregate annual license and maintenance fee of no more than $75,000 and (B) agreements with employees entered into in the ordinary course of business; or

(xv) other than any contracts specified in clauses (i) through (xiv) above, contracts that involve payments by or to any Group Company of $250,000 or more in any calendar year.

(xvi) Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). True, correct and complete copies of each Material Contract have been made available to Parent (or written summaries of the material terms of any oral contracts). Except as set forth on Schedule 3.6(b), (i) no Group Company or, to the knowledge of the Company, other party thereto is in breach of any obligations under any Material Contract, and (ii) no Group Company has received written notice of any default under any Material Contract that has not been cured or waived.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, during the period beginning on October 2, 2016 and ending on the date of this Agreement, (i) there has not been any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (ii) each Group Company has conducted its business in the ordinary course consistent with past practices. Except as set forth on Schedule 3.7, during the period beginning on April 2, 2017 and ending on the date of this Agreement, there has been no action by any Group Company which, if such action had been taken by a Group Company between the date of this Agreement and the Closing Date, would have required the consent of Parent under Section 6.1.

Section 3.8 Litigation. Except as set forth on Schedule 3.8, (a) there is no Action pending or, to the Company’s knowledge, threatened or under investigation against any Group Company, or any of their respective assets or properties or their current or former directors, officers or employees (in their capacities as such) which, if decided adversely against the Group Companies would be reasonably likely to (i) result in a liability of any Group Company that is material to the Group Companies, taken as a whole, (ii) prevent, delay or make illegal or otherwise interfere with any of the Transactions contemplated hereunder, or (iii) involve a remedy other than money damages, (b) since January 1, 2014, there have been no Actions or, to the knowledge of the Company, threatened Actions involving any of the products produced, manufactured, distributed, offered for sale, sold, imported or exported by or on behalf of the Group Companies (the “Product” or “Products”) which, if decided adversely against the Group Companies would be reasonably likely to involve (i) a settlement for monetary damages in excess of

$100,000 or (ii) a remedy other than money damages, (c) no Group Company is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity, (d) no Group Company has entered into any settlement with any Governmental Entity that involves continuing obligations or restrictions, and (e) since January 1, 2014, there have been no Actions pending or, to the knowledge of the Company, threatened by or before any Governmental Entity which, if decided adversely against the Group Companies would be reasonably likely to involve (i) a settlement for monetary damages in excess of $100,000 or (ii) a remedy other than money damages. This Section 3.8 does not relate to intellectual property matters (which are the subject of Section 3.12).

Section 3.9 Compliance with Applicable Law.

(a) The Group Companies have obtained and hold all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each, a “Material Permit”). Except as set forth on Schedule 3.9(a), (i) each Material Permit is valid and in full force and effect, (ii) each Group Company is in compliance with the terms of all Material Permits held by such Group Company, (iii) as of the date hereof, to the knowledge of the Company, no Governmental Entity has commenced, or given written notice to the Group Companies that it intends to commence, a proceeding to revoke or suspend any Material Permit, or given written notice that it intends not to renew any Material Permit, (iv) no violations are, or since January 1, 2014 have been, recorded in respect of any Material Permit that have not been cured, and (v) true and correct copies of all Material Permits have been made available to Parent. The business of the Group Companies is operated in all material respects in compliance with all applicable Laws. Except as set forth on Schedule 3.9(a), there is, and since January 1, 2014, has been, no Action pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any alleged violation by any Group Company of any Law or any such settlement, consent decree, remediation plan or other arrangement. This Section 3.9(a) does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee plan matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13).

(b) Without limiting the generality of the foregoing, except as otherwise set forth in Schedule 3.9(b), the Company is, and since January 1, 2014 has been, in compliance in all material respects with: (i) the Federal Food, Drug and Cosmetic Act (the “FDC Act”) and similar applicable Laws, (ii) the Food and Drug Administration (the “FDA”) regulations promulgated thereunder, (iii) the Federal Trade Commission Act and all Applicable Laws with respect to the truthfulness and substantiation of all Product labeling and advertising claims for Products developed, manufactured, marketed, distributed or sold prior to the Closing Date, and (iv) all other applicable Laws governing the development, manufacturing, producing, testing, processing, packaging, labeling, marketing, selling, licensing, handling, storing, controlling, holding and/or distribution of the Products (clauses (i), (ii) and (iv) collectively, the “Product Safety Laws,” and clause (iii) the “Substantiation of Claims Laws”). The Company is, and since January 1, 2014, has been in compliance in all material respects with all applicable Laws relating to the sale of Products in all geographies in which the Product is sold and complies in all material respects with all applicable Laws with respect to the truthfulness and substantiation of all Product labeling and advertising claims for Products developed, manufactured, marketed, distributed or sold prior to the Closing Date worldwide. The Company has made available to Parent all material and non-public Company marketing and other materials that are representative of all of the Company’s branded Product label representations or claims made by the Company with respect to Products manufactured, distributed, marketed or sold from January 1, 2014 through the date of this Agreement. True, correct and complete copies of all studies that serve as the basis for the Company’s Product label representations or claims, including clinical studies, investigations, substantiation, data and reports commissioned, performed, compiled and/or completed by the Company or any of its Subsidiaries

(whether published or unpublished) (each, a “Study”) have been made available to Parent. To the knowledge of the Company, neither the data contained in nor the results or conclusions of any Study is inconsistent with any representations or claims made by or on behalf of any Group Company with respect to the Products in any marketing, advertising, promotion or labeling.

(c) Except as set forth in Schedule 3.9(c), (i) since January 1, 2014, the Company has not received any written, or to the knowledge of the Company, oral, notice of any Actions from the FDA or any other Governmental Entity charged with enforcing the Product Safety Laws, or from the Federal Trade Commission (the “FTC”) or any other Governmental Entity charged with enforcing Substantiation of Claims Laws, and (ii) no Actions are pending, or to the knowledge of the Company, threatened against the Company alleging a violation of any Product Safety Law or Substantiation of Claims Laws. There are no, and since January 1, 2014, there have not been any inspection observations, warning or untitled letters, notices pursuant to 21 U.S.C. Section 305 or similar documents issued to and received by the Company, or to the knowledge of the Company, any of its suppliers or representatives, relating to the Products, in each case that assert a lack of compliance with any Product Safety Laws that have not been resolved to the satisfaction of the applicable Governmental Entity. With respect to any applicable Product Safety Laws that provide that if such inspection observations, warning or untitled letters, notices or similar documents are issued and posted on the relevant Governmental Entity’s website, since January 1, 2014, there have not been any such inspection observations, warning or untitled letters, notices or similar documents issued and posted on the relevant Governmental Entity’s website relating to the Products, in each case that assert a lack of compliance with such Product Safety Laws that have not been fully resolved to the satisfaction of the applicable Governmental Entity.

(d) No Group Company, nor, to the knowledge of the Company, any of their respective suppliers or representatives, has ever been: (i) convicted of, charged with or investigated for any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or (ii) convicted of any other crime as a result of any violation of Product Safety Laws.

(e) Except as set forth in Schedule 3.9(e), since January 1, 2014, there have been no recalls, Product replacements, discontinuances (whether voluntary or otherwise), Product warnings or safety alerts conducted or issued by the Company, any Governmental Entity, or to the knowledge of the Company, any supplier or representative of the Company, with respect to any Product manufactured, distributed or sold prior to the Closing Date and none of the foregoing has been demanded by any Governmental Entity.

(f) Except as set forth in Schedule 3.9(f), since January 1, 2014, the Company has not received written notice of any FDA adverse inspection, finding of any deficiency, finding of any material non-compliance (e.g., Form 483 observation or warning letter), compelled or voluntary recall, investigations, penalty for corrective or remedial action or other compliance or enforcement action, related to the facilities in which the Products are manufactured, collected, or handled.

(g) Notwithstanding the foregoing, since January 1, 2014, no Group Company nor any of its Affiliates, directors, officers or employees, or to the knowledge of the Company, any distributor, sales agent, supplier, customer, agent, freight forwarder or representative of any Group Company or any Person acting on behalf of any Group Company has violated any economic sanctions laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control, U.S. export or any import control laws, or the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign Laws. No Group Company nor any of its Affiliates, directors, officers or employees, or to the knowledge of the Company, any distributor, sales agent, customer, agent, freight forwarder or representative of any Group Company or any Person acting on behalf of any of them is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Group Company or any of its representatives located, organized or resident in a country or territory that is the target of comprehensive Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, Sudan, Syria, and North Korea). No Action has been received by any Group Company or, to the knowledge of the Company, filed, commenced or threatened against any Group Company alleging a violation of or liability or potential responsibility under any economic sanctions laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control, U.S. export or any import control laws, or the U.S. Foreign Corrupt Practices Act of 1977, as amended. Each Group Company is and, since January 1, 2014 has been in compliance in all material respects with all orders, settlement agreements, writs, determinations, judgments or decrees of any Governmental Entity which are binding on such Group Company.

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) sets forth a true, correct and complete list of all Employee Benefit Plans. For each Employee Benefit Plan, to the extent applicable, true, complete and correct copies of the following have been made available in all material respects to Parent: (i) each current Employee Benefit Plan document, current related insurance contract and trust, including all amendments to each, and a written summary of any material Employee Benefit Plan not in writing; (ii) the most recent determination or opinion letter received from the Internal Revenue Service; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent annual reports Form 5500 series, including all schedules, financial statements, and actuarial reports; and (v) for each option under the Option Plan that is currently outstanding, a list of holders, dates of grant, number of shares, exercise price per share, shares vested and dates exercisable.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is, and no Group Company has within the previous six years ever maintained, sponsored or contributed to, nor does a Group Company have any liability on account of an ERISA Affiliate with respect to: (i) a Multiemployer Plan, (ii) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and no Employee Benefit Plan provides post-termination health, life insurance or other welfare benefits to current or former employees of any Group Company other than health continuation coverage pursuant to COBRA or as required by applicable Law. No Group Company has any liability under Title IV of ERISA, Section 412 or 430 of the Code or under COBRA as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been administered in all material respects in accordance with its terms and complies in all material respects with the applicable requirements of ERISA, the Code, COBRA, and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and no events have occurred and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. All required reports and descriptions of the Employee Benefit Plans have been timely filed and distributed in all material respects.

(d) No Group Company has any material liability under Title IV of ERISA nor, is any material liability under Title IV of ERISA reasonably expected to be incurred by any Group Company, including on account of any ERISA Affiliate. All material contributions required to be made by any Group Company under applicable Law or the terms of any Employee Benefit Plan, Multiemployer Plan or the plan of a Governmental Entity, or collective bargaining agreement as of the Closing Date, have been made in full or properly accrued as of such date.

(e) No Group Company nor, to the Company’s knowledge, any third party, has engaged in any “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, other than any such transactions that are covered by a statutory or administrative exemption, and no such non-exempt “prohibited transaction” with respect to any Employee Benefit Plan is reasonably expected to occur as a result of any action or inaction by any Group Company or, to the Company’s knowledge, any third party.

(f) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan or Multiemployer Plan, that would reasonably be expected to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. Other than claims and appeals for benefits in the ordinary course, there is no pending, or to the Company’s knowledge, threatened or anticipated action, suit, grievance, investigation, arbitration, litigation or claim with respect to any Employee Benefit Plan, Multiemployer Plan, or any assets of any thereof, and there is no pending audit or investigation of any Employee Benefit Plan or Multiemployer Plan, by any Governmental Entity, in each case, that would result in material liability to a Group Company. With respect to each Employee Benefit Plan that is funded through an insurance policy, neither the Company nor any of its Subsidiaries has any material liability in the nature of retroactive rate adjustment, loss sharing arrangement or other similar liability arising wholly or partially out of events occurring on or before the Closing Date.

(g) The consummation of the Transactions will not give rise to any liability under any Employee Benefit Plan or Multiemployer Plan for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of any Group Company (whether current, former or retired) or their beneficiaries.

(h) No Group Company nor any of its officers has made any legally binding promises or commitments, to create any employee benefit plan or agreement, or modify or change any Employee Benefit Plan (other than non-material modifications or non-material changes in connection with annual plan renewals). To the Company’s knowledge, no event, condition, or circumstance exists that could reasonably be expected to result in an increase of the benefits provided under any Employee Benefit Plan or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended before the Closing Date (other than non-material modifications or non-material changes in connection with annual plan renewals). To the Company’s knowledge, no event, condition, or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan other than in accordance with its terms.

(i) With respect to any Employee Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States: (i) all such plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all such plans that are required by applicable Law or general accounting principles applicable to the relevant jurisdiction to be funded are funded on the required basis in all material respects, and with respect to all other such plans, reserves sufficient to provide for all obligations accrued through the Closing Date thereunder have been established on the accounting statements of the Group Companies; (iii) no material liability or obligation of the Group Companies exists with respect to such plans; and (iv) for each such plan that is a defined benefit pension plan, the “projected benefit obligation” of the plan does not materially exceed the market value of its “plan assets,” as such terms are defined in Statement of Financial Accounting Standard No. 87 (“SFAS 87”), as determined in accordance with GAAP and based upon reasonable actuarial assumptions which would be acceptable for financial reporting purposes under SFAS 87.

Section 3.11 Environmental Matters.

(a) Except as set forth on Schedule 3.11:

(i) The Group Companies are in material compliance with all applicable Environmental Laws;

(ii) The Group Companies hold and are in material compliance with all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities that are required pursuant to applicable Environmental Laws for the operation of their businesses;

(iii) No Group Company has received any currently unresolved written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws;

(iv) No Group Company and, to the knowledge of the Company, no other Person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in, on, over, under, at or from the Owned Real Property, Leased Real Property or real property formerly owned, leased or operated by Group Company or any predecessor-in-interest (the “Former Real Property”) in material violation of any Environmental Laws or which could reasonably be expect to result in a material liability (including any investigatory, corrective or remedial obligation) under any Environmental Laws;

(v) None of the Owned Real Property, Leased Real Property or, to the knowledge of the Company, any Former Real Property is listed or proposed for listing on any inventory of sites requiring investigation, remediation or monitoring maintained by any Governmental Entity;

(vi) There are no conditions existing at any of the Owned Real Property, Leased Real Property or Former Real Property that have resulted in or, to the knowledge of the Company, would reasonably be expected to result in a material liability (including any investigatory, corrective or remedial obligation) under any Environmental Laws;

(vii) No Group Company has contractually or by operation of law assumed or succeeded to any material obligation or material liability of any other Person relating to or arising under any Environmental Law; and

(viii) The Company has made available to Parent all material environmental assessments, audits, investigations, reports, permits, and other written environmental information materially bearing on environmental matters, including correspondence with regulatory authorities, orders, and agreements, in each case to the extent in its custody, possession or reasonable control concerning the Owned Real Property, the Leased Real Property, the Former Real Property, or the Group Companies.

(b) This Section 3.11 contains the sole and exclusive representations and warranties of the Company with respect to Environmental Laws and any other environmental matters.

Section 3.12 Intellectual Property.

(a) The Group Companies own, license or otherwise have the right to use, free and clear of all Liens, except for Permitted Liens, all Intellectual Property Rights used or held for use in, or otherwise required for, the operation of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). The Transactions shall not impair the right, title or interest of the Group Companies in or to any of the Group Company IP Rights, and all of the Group Company IP Rights shall be owned or available for use by the Group Companies immediately after the Closing Date on terms and conditions identical to those under which the Group Companies owned or used the Group Company IP Rights immediately prior to the Closing Date, except as set forth on Schedule 3.12(a).

(b) Schedule 3.12(b) sets forth a true, correct and complete list of all: (i) issued patents, (ii) registered copyrights, (iii) registered trademarks and material unregistered trademarks, (iv) domain names, and (v) pending applications for any registrations or patents of a type referred to in the immediately preceding clauses (i) through (iv), in each case owned by, or registered to, a Group Company. Except as set forth on Schedule 3.12(b), in the past three (3) years, (x) no Group Company has received any written notice of any claim and, to the knowledge of the Company, no such claim has been threatened in writing, against any Group Company either (A) contesting the use, validity, patentability, registrability, enforceability or ownership of any Group Company IP Rights, or (B) alleging that any Group Company is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (y) there are no claims that have been brought in writing by any Group Company against any Person alleging any infringement, misappropriation or other violation of any Group Company IP Rights or otherwise challenging the ownership, registrability, enforceability, validity or patentability of any third party IP Rights.

(c) Except as set forth on Schedule 3.12(c), (i) the conduct of the business of the Group Companies as conducted in the past three (3) years and as currently conducted has not, and does not, infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person; and (ii) to the knowledge of the Company, in the past three (3) years, no Person has infringed, misappropriated or otherwise violated any Group Company IP Rights owned by the Group Companies. The Group Company IP Rights owned by the Group Companies are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(d) The Group Companies have taken commercially reasonable measures to maintain and protect the Group Company IP Rights, including the secrecy and confidentiality of trade secrets and other confidential information. Each current and former employee, independent contractor or consultant of the Group Companies who has received access to any Group Company confidential information and/or who has been involved in the creation and/or development of any Group Company IP Rights owned by the Group Companies has entered into a written agreement pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Group Companies and to assign to a Group Company all Intellectual Property Rights created and/or developed by such employee, contractor or consultant in the course of his, her or its employment or engagement with the Group Companies (unless ownership of such Intellectual Property Rights would automatically vest, or have automatically vested, in such Group Company by operation of Law).

(e) The computer systems, including software, owned, leased or licensed by the Group Companies in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient in all material respects for the immediate needs of the Group Companies’ respective businesses as currently conducted. The Group Companies maintain commercially reasonable security, business continuity and disaster recovery plans and procedures and such plans and procedures have been proven effective upon testing in all material respects. In the past three (3) years, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company Systems.

(f) The conduct of the business of the Group Companies as currently conducted, and as conducted in the past three (3) years, has complied with all applicable Data Privacy Laws in all material respects. Within the past three (3) years, there have not been any written complaints or notices received by, or proceedings or written claims asserted against, or, to the knowledge of the Company, audits or investigations conducted against, any Group Companies regarding the collection, storage, use, transfer or dissemination of any personal information or other sensitive data.

Section 3.13 Labor Matters.

(a) The Company has made available to Parent a true and correct list of all employees of each Group Company as of July 14, 2017, along with, as of such date, position, date of hire, work location (including country of employment), annual compensation and treatment by the Group Company for wage and hour purposes and vacation/PTO accrual rate (the “Employee Census”). At least ten (10) Business Days prior to Closing, the Company shall provide Parent with an updated Employee Census.

(b) Except as set forth on Schedule 3.13, (i) no Group Company is party to any collective bargaining agreement, (ii) there is no strike, walk out, work stoppage, lockout or other material labor dispute pending or, to the Company’s knowledge, threatened against any Group Company, and (iii) to the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company. No Group Company has implemented any location closing or employee layoffs during the three year period prior to the date hereof in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. The Group Companies are, and since January 1, 2014, have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, consultation with employees, immigration, wages, hours, compensation, workers’ compensation, classification of exempt employees and independent contractors, employee leave, data protection, privacy, occupational safety and health, and mass layoffs and plant closing.

(c) All U.S. employees of the Group Companies are correctly classified as exempt or non-exempt from state and federal overtime laws in all material respects. All contractors and/or consultants of the Group Companies are correctly classified as independent contractors under U.S. and state law, or foreign statutes, Laws or regulation in all material respects.

Section 3.14 Insurance. Schedule 3.14 contains a true, correct and complete list of all current insurance policies of fire, liability, product liability, workers’ compensation, property, casualty and other forms of insurance maintained, owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no written notice of cancellation or termination has been received by any Group Company with respect to any such policy. Except as set forth on Schedule 3.14, (a) no Group Company has made any claim under any such policy after January 1, 2014 with respect to which an insurer has questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (b) no insurer has threatened to cancel any such policy or provided notice of non-renewal. True, correct and complete copies of such insurance policies have been made available to Parent.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) each Group Company has prepared and timely filed (or has caused to be prepared and timely filed on its behalf) (taking into account applicable extensions of time to file) all U.S. federal income and all other material Tax Returns required to be filed with respect to such Group Company, and has timely paid (or has caused to be timely paid on its behalf) (taking into account applicable extensions of time to pay) all U.S. federal income and all other material Taxes of such Group Company that are due and payable (whether or not shown on any tax return);

(b) all Tax Returns filed with respect to each of the Group Companies are true, complete, and correct in all material respects;

(c) each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(d) no Group Company is currently the subject of a tax audit, examination or similar proceeding and there is no dispute or claim concerning any Tax liability of any Group Company either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Company has knowledge;

(e) no Group Company has waived any statute of limitations or consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority (other than any extension which is no longer in effect);

(f) no Group Company has received (within the last three years) from any taxing authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been satisfied by payment or been withdrawn;

(g) there are no Liens (other than Permitted Liens) for Taxes imposed upon any of the assets of a Group Company;

(h) within the last three years, no written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction;

(i) no Group Company is a party to or bound by any Tax indemnity agreement or Tax allocation or sharing agreement (other than such an agreement between or among Group Companies or any agreement the primary focus of which is not Tax);

(j) no Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was a Group Company, or (ii) has any liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Tax Law, as a transferee or successor, by contract, or otherwise;

(k) no member of the Group Company will be required to include income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. law) attributable to the manner in which an item was reported in a taxable year ending on or before the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income tax Law) executed on or prior to the Closing Date; (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (D) installment sale made on or prior to the Closing Date; (E) election under Section 108(i) of the Code; or (F) intercompany transactions, dual consolidated losses, or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(l) all intercompany transactions with respect to the Business have been conducted in substantial compliance with the principles of Section 482 of the Code (or any similar provision of state, local or foreign Law) and other applicable rules relating to transfer pricing;

(m) within the past three years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(n) no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;

(o) no Group Company has requested or received any letter ruling from the U.S. Internal Revenue Service (or any comparable ruling from any other taxing authority);

(p) each Group Company has made available to Parent copies of all federal and state income Tax Returns filed with respect to the Company Group for taxable periods ending on or after December 31, 2013, and all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods;

(q) no Group Company is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under Section 1.6011-4(b)(1) of the Treasury Regulations;

(r) each contract, arrangement, or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) of each Group Company is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects, and no Group Company has any indemnity obligation for any Taxes imposed under Section 409A of the Code; and each Company Option was granted with an exercise price that was not less than the fair market value of the underlying common stock on the date the Company Option was granted based upon a reasonable valuation method; and

(s) as of the Closing, no Group Company is a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) in connection with the Transactions; no Group Company has any indemnity obligation for any Taxes imposed under Section 4999 of the Code.

Section 3.16 Brokers; Fees.

(a) No broker, finder, financial advisor or investment banker, other than Harris Williams LLC and Wells Fargo Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company for which Parent may become liable.

(b) Except as set forth on Schedule 3.16(b), (i) no Group Company is or may become liable for any management services, advisory and/or similar fees to any Affiliate or other Person, and (ii) the amount of such fees attributable to calendar year 2017, including any amount that is or may become payable in connection with, related to or arising out of the Transactions, does not exceed the amount paid or accrued by the Group Companies for any management services, advisory and/or similar fees to any Affiliate or other Person in any year from 2014 through 2016.

Section 3.17 Real and Personal Property.

(a) Leased Real Property. Schedule 3.17(a) sets forth a true, correct and complete list of all locations of the Leased Real Property, including, for each such location, the approximate rented square footage, number of employees of the Group Companies working there, base monthly rental amount, total annual rental amount, and scheduled lease expiration date. Each Lease is valid and binding on the Group Company party thereto, and to the knowledge of the Company, against any party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed all material obligations required to be performed by it under each Lease. Except as disclosed on Schedule 3.17(a), (i) there are no subleases or similar written agreements granting to any Person other than a Group Company the right to use or occupy any Leased Real Property, (ii) there are no outstanding options or rights of first refusal to purchase all or a portion of such properties, and (iii) no Group Company has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property. True, correct and complete copies of each Lease has been provided to Parent. The buildings, fixtures and other improvements located at each Leased Real Property are in reasonably good condition (ordinary wear and tear excepted) and are not in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost or to the extent reserved for, written off or written down in the Company Financial Statements. No Group Company or, to the knowledge of the Company, any other party to any such Lease, is in breach of or default under any such Lease, and no event has occurred that with notice or lapse of time or both, would constitute such a breach or default by the applicable Group Company or, to the knowledge of the Company, any other party to such Lease, or that would permit termination, modification or acceleration under such Lease

(b) Owned Real Property. Schedule 3.17(b) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the Group Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) except as set forth in Schedule 3.17(b), Company or Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(c) Real Property. No Group Company has received any notice of (i) violations of building codes or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters, which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.

(d) Personal Property. Except as set forth on Schedule 3.17(d), the Group Companies collectively own or hold under valid leases all material machinery, equipment and other Tangible Personal Property necessary for the conduct of their businesses as currently conducted. All Tangible Personal Property is in reasonably good condition (ordinary wear and tear excepted) and no items of Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost or to the extent reserved for, written off or written down in the Company Financial Statements.

Section 3.18 Transactions with Affiliates. Except as disclosed in Schedule 3.18, (i) none of the Group Companies, their respective Affiliates or any of their respective directors or executive officers possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person (other than any Group Company) which is a client, supplier, customer, lessor, lessee or competitor of any Group Company and (ii) no Affiliate of any Group Company (other than the Company or any wholly owned Subsidiary), director or executive officer of a Group Company, owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business or has any material interest in any property used by the Company or its Subsidiaries (other than any right or interest which is not substantially less favorable to the Group Companies as would be obtained by the Group Companies at the time in a comparable arm’s-length transaction with a Person not affiliated with the Group Companies). Ownership of five percent or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not in and of itself be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19(a) sets forth a true, correct and complete list of the ten (10) largest customers of the Group Companies (i.e., to which the Group Companies provided products or services), measured by the aggregate amount of sales made by the Group Companies to such customers during the most recently completed fiscal year of the Group Companies (the “Material Customers”), and (ii) the aggregate amount of such sales made to each such Material Customer during such fiscal year. Except as set forth on Schedule 3.19(a), no Material Customer has (x) terminated, cancelled or failed to renew, or given the Company or any of its Subsidiaries written notice that references its intention to terminate, cancel or fail to renew, its business relationship with the Company or any of its Subsidiaries (whether or not subject to a contract); or (y) materially reduced, or given the Company or any of its Subsidiaries written notice to, or to the knowledge of the Company, otherwise informed any Group Company of any intention to materially reduce or adversely modify, its business dealings with the Company or any of its Subsidiaries.

(b) Schedule 3.19(b) sets forth a true, correct and complete list of the ten (10) largest suppliers of the Group Companies (i.e., which provide the Group Companies with products), measured by the aggregate amount of sales made by such suppliers to the Group Companies during the most recently completed fiscal year of the Group Companies (the “Material Suppliers”), and the aggregate amount of such sales made by each such Material Supplier during such fiscal year. Except as set forth on Schedule 3.19(b), no Material Supplier has (x) terminated, cancelled, or failed to renew, or given the Company or any of its Subsidiaries written notice that references its intention to terminate, cancel, or fail to renew, its business relationship with the Company or any of its Subsidiaries (whether or not subject to a Contract);

or (y) materially reduced, or given the Company or any of its Subsidiaries written notice to, or to the knowledge of the Company, otherwise informed any Group Company of any intention to materially reduce or adversely modify, its business dealings with the Company or any of its Subsidiaries.

Section 3.20 Inventories. All inventories of finished goods, packaging, raw materials, components and work-in-process of the Company and its Subsidiaries, whether or not reflected on the date of the Latest Balance Sheet, are Usable and Saleable, except to the extent the Company has established adequate reserves therefor as reflected on Schedule 3.20. The Group Companies have good and valid title to all such inventories, free and clear of all Liens except Permitted Liens. All such inventories (other than goods in transit) are held at facilities of the Group Companies.

Section 3.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 5, THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER GROUP COMPANY) AND EACH OF THE COMPANY STOCKHOLDERS EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND THE GROUP COMPANIES SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING AS TO MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND PARENT SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE 3 AND OF THE COMPANY STOCKHOLDERS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants, as of the date hereof and as of the Closing Date, to the Company and the Company Stockholders (provided that representations and warranties given as of a specific date in each case shall be limited to such specific date), as follows:

Section 4.1 Organization. Parent is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

Section 4.2 Authority.

(a) Parent has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Parent is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Parent is a party will be) duly authorized by all requisite action on the part of Parent and no other proceeding (including by its equityholders) on the part of Parent is necessary to authorize this Agreement and the Ancillary Documents to which Parent is a party or to consummate the Transactions. No vote of Parent’s equityholders is required to approve this Agreement or for Parent to consummate the Transactions.

(b) This Agreement has been (and the Ancillary Documents to which Parent is a party will be) duly and validly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent (assuming this Agreement has been and the Ancillary Documents to which Parent is as party will be duly authorized, executed and delivered by the other parties thereto), enforceable against

Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Article 3 and the Company Stockholders’ representations and warranties contained in Article 5, respectively, no material notices to, filings with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement by Parent or the Ancillary Documents to which Parent is a party or the consummation by Parent of the Transactions, except for (i) compliance with and filings under the Competition Laws, and (ii) those set forth on Schedule 4.3. Neither the execution, delivery and performance by Parent of this Agreement and the Ancillary Documents to which Parent is a party nor the consummation by Parent of the Transactions will (a) conflict with or result in any breach of any provision of Parent’s Governing Documents, (b) except as set forth on Schedule 4.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which any of them or any of its respective properties or assets may be bound, or (c) violate any writ, injunction, Law or statute of any Governmental Entity applicable to Parent, except in the case of clauses (b) and (c) above, for violations which would not reasonably be expected to prohibit, materially delay or materially impair Parent’s ability to consummate the Transactions.

Section 4.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Parent for which any Company Stockholders or any Group Company may become liable.

Section 4.5 Financing. Parent has access to cash and cash equivalents and other sources of available funds (including the capital markets and availability under credit facilities), and will have on the Closing Date, sufficient funds available to consummate the Transactions on and in accordance with the terms of this Agreement (including with respect to the timing of Closing), including to pay the amounts described in Sections 2.3(a) and 2.5, as required to be paid under the terms of this Agreement, and the fees and expenses of Parent related to the Transactions.

Section 4.6 Solvency. Assuming the representations and warranties of the Company contained in Article 3 and assuming the representations and warranties of the Company Stockholders contained in Article 5 are true in all material respects, at and immediately after the Closing, and after giving effect to the Transactions, Parent and each of the Group Companies (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.7 Acknowledgment and Representations by Parent. Parent acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given access to such information about the Group Companies and their respective businesses and operations as it has requested. In entering into this Agreement, Parent has relied upon its own investigation and analysis and the representations and warranties of the Company set forth in Article 3 of this Agreement and of the Company Stockholders expressly set forth in Article 5 of this Agreement and in the certificate delivered to Parent by the Company pursuant to Section 7.2(c)(i). Parent acknowledges that, other than as expressly set forth in Article 3 and Article 5 of this Agreement and in the certificate delivered to Parent by the Company pursuant to Section 7.2(c)(i), none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty of any kind or nature, either express or implied, (x) as to the accuracy or completeness of any information (whether in any “data room”, offering memorandum, information memorandum or otherwise) provided or made available to Parent or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or the Closing, as the case may be, or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent or any of its agents, representatives, lenders or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder, severally as to itself only and not jointly as to or with any other Company Stockholder, hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date (provided that representations and warranties given as of a specific date in each case shall be limited to such specific date), as follows:

Section 5.1 Organization and Qualification. With respect to each Company Stockholder that is a corporation, limited partnership or other business entity, such Company Stockholder is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).

Section 5.2 Authority.

(a) Such Company Stockholder has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Company Stockholder is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which such Company Stockholder is a party and the consummation of the Transactions have been (and the Ancillary Documents to which such Company Stockholder is a party will be) duly authorized by all requisite action on the part of such Company Stockholder and no other proceeding on the part of such Company Stockholder is necessary to authorize this Agreement and the Ancillary Documents to which such Company Stockholder is a party or to consummate the Transactions.

(b) This Agreement has been (and the Ancillary Documents to which the Company Stockholders are a party will be) duly and validly executed and delivered by the Company Stockholders and constitutes a valid, legal and binding agreement of the Company Stockholders (assuming this Agreement has been and the Ancillary Documents to which the Company Stockholders are a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against the Company Stockholders in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

Section 5.3 Consents and Approvals; No Violations. Except as set forth on Schedule 5.3 and except for (i) compliance with and filings under the Competition Laws, and (ii) notices, filings, authorizations, consents or approvals that may be required solely by reason of Parent’s (as opposed to any other third party’s) participation in the Transactions, assuming the truth and accuracy of the representations and warranties of Parent set forth in Article 4, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Company Stockholder of this Agreement or the Ancillary Documents to which such Company Stockholder is a party or the consummation by such Company Stockholder of the Transactions, except those the failure of which to obtain or make would not reasonably be expected to materially delay or materially impair such Company Stockholder’s ability to perform its obligations under this Agreement and consummate the Transactions. Neither the execution, delivery or performance by such Company Stockholder of this Agreement or the Ancillary Documents to which such Company Stockholder is a party nor the consummation by such Company Stockholder of the Transactions (a) conflict with or result in any breach of any provision of any of such Company Stockholders’ Governing Documents, (b) violate any writ, injunction, Law or statute of any Governmental Entity applicable to such Company Stockholder or any of its respective Shares, properties or assets or (c) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of such Company Stockholder, including such Company Stockholder’s Shares, except in the case of each of clauses (b) through (c) above, that would not prohibit, materially delay or materially impair such Company Stockholder’s ability to perform its obligations under this Agreement or consummate the Transactions.

Section 5.4 Title to the Shares. Such Company Stockholder has good and marketable title to the Shares set forth opposite such Company Stockholder’s name on Schedule 5.4, free and clear of all Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable Laws), and such Shares constitute all of the Shares owned beneficially or held of record by such Company Stockholder. Except as set forth on Schedule 5.4, there are no contracts, commitments, agreements, understandings or arrangements of any kind, including any voting agreements, voting trusts, proxies or other similar agreements or understandings, relating to Shares held by such Company Stockholder. Upon delivery to Parent at the Closing of certificates representing Shares held by such Company Stockholder, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, good and valid title to such Shares will pass to Parent, free and clear of all Liens and restrictions on transfer (other than any restrictions under the Securities Act and applicable Laws).

Section 5.5 Litigation. Except as set forth on Schedule 5.5, there is no Action pending or, to the knowledge of such Company Stockholder, threatened or under investigation against any such Company Stockholder, such Company Stockholder’s Shares or any of its assets or properties or its current or former directors, officers or employees (in their capacities as such), which would be reasonably likely to prohibit, materially delay or materially impair such Company Stockholder’s ability to perform its obligations under this Agreement or consummate the Transactions.

Section 5.6 Brokers; Fees. No broker, finder, financial advisor or investment banker, is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Company Stockholder for which Parent may become liable.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company. Except (i) as contemplated by this Agreement, (ii) to the extent required by any applicable Law, (iii) as set forth in Schedule 6.1, or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (A) the Company shall and shall cause each other Group

Company to, (x) conduct its business in the ordinary course of business, and (y) use commercially reasonable efforts to preserve intact its business organization and to preserve the present commercial relationships with Persons, with employees, customers and suppliers, and keep available the services of their respective present officers and management-level employees, and (B) the Company shall not and shall cause each other Group Company not to:

(a) modify or amend any of the Governing Documents of any of the Group Companies;

(b) issue (other than in connection with the exercise of Company Options), sell, pledge, encumber or grant any (A) equity securities of any of the Group Companies, (B) securities convertible into or exchangeable for any equity securities, or any options, warrants or rights to acquire any such share shares or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other securities the value of which is derived from the price or value of the equity securities of any Group Company;

(c) adopt a plan or agreement of complete or partial liquidation or dissolution;

(d) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or acquisition of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(e) amend or modify in any material respect, renew, terminate or grant any release or waive compliance with the terms of any Material Contract or Lease in a manner that adversely affects any Group Company or, enter into any new contract that would have been a Material Contract or Lease if entered into prior to the date hereof, in each case, except for contracts entered into, renewed or extended in the ordinary course of business;

(f) except to the extent required to comply with applicable Law or the terms of any Employee Benefit Plan listed on Schedule 3.10(a), (i) grant or announce any equity awards or any increase in the salaries, wages, bonuses or other compensation and benefits payable to any current or former officers, employees, directors, consultants or other service providers of any of the Group Companies, including modifying any existing compensation, severance or equity arrangements with any such individuals or declaring or making a payment, commitment or obligation of any kind for the payment by any Group Company of a bonus or other additional salary or any other benefit or compensation whatsoever other than any increases to non-management employees in the ordinary course of business consistent with past practice; (ii) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice or terminate the employment or services of any officer or conduct any layoffs of a material number of employees; (iii) adopt, amend, increase benefits under, or terminate any Employee Benefit Plan (including any agreement or plan which would constitute an Employee Benefit Plan if entered into as of the date hereof) or otherwise take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Employee Benefit Plan; or (iv) enter into any collective bargaining agreement or other agreements with labor organizations;

(g) change its material accounting principles, methods, policies or procedures, except to the extent required to conform with GAAP or applicable Law;

(h) other than in the ordinary course of business, sell, lease, assign, transfer or otherwise dispose of any of its material properties or assets, having a value in excess of $50,000 individually or $150,000 in the aggregate;

(i) change its fiscal year;

(j) declare or pay a dividend on, or make any other distribution in respect of, its equity securities, except cash dividends and distributions;

(k) settle or compromise any proceeding brought by or against any Group Company other than for claims brought against any Group Companies that (i) are not described in Section 6.1(p), and (ii) are settled or compromised solely upon payment of cash (and so long as (A) such settlement or compromise does not result in any other liability or other obligation or undertaking of any Group Company, (B) includes a complete and unconditional release of the Group Company related to the matters underlying such claim, (C) the Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (D) the Company provides written notice of such settlement or compromise to Parent prior to the time at which such settlement or compromise becomes binding on any Group Company) to be paid by a Group Company prior to Closing in an amount not to exceed $100,000 individually for each such settlement or compromise and $500,000 in the aggregate for all such settlements and compromises;

(i) grant any Lien (other than Permitted Liens) upon any of its assets or properties;

(l) incur, replace, renew, amend, extend or refinance any Funded Indebtedness (other than (A) any Funded Indebtedness in the ordinary course of business that will be paid off at or prior to the Closing or (B) inter-company borrowings between or among any Group Company);

(m) incur or commit to incur any liability other than in the ordinary course of business, or assume, guarantee or endorse any material obligations of any other Person or make any material loans, advances or capital contributions or investments in, any other Person;

(n) except in the ordinary course of business, make any capital expenditures in excess of $250,000 that is not contemplated by the capital expenditure budget set forth on Schedule 6.1(n);

(o) sell, license, assign, transfer, abandon or otherwise dispose of any Intellectual Property Rights other than in the ordinary course of business;

(p) make or change any material Tax election, file any amended income Tax Return or material Tax Return for Taxes other than income Taxes, enter into any closing agreement, settle any Tax claim or assessment relating to any Group Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating any Group Company; or

(q) authorize, agree, resolve or consent to any of the foregoing.

Section 6.2 Tax Matters.

(a) Tax Returns. All refunds in respect of the Company and any of its Subsidiaries shall be solely for the benefit of Parent.

(b) Cooperation. The Representative and Company Stockholders shall cooperate fully, as and to the extent reasonably requested by Parent or the Company (after Closing), in connection with the filing of any Tax Return or any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of Parent or the Company (after Closing))

the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c) Contests. Parent shall control the defense or prosecution, at its sole expense, of any Tax claim pertaining to any Pre-Closing Tax Period or any Straddle Period, and shall be entitled to settle any such proceedings in its sole discretion. Company Stockholders shall have no right to participate in any such Tax claim.

(d) Transfer Taxes. Of the transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties by any Governmental Entity in connection with the Transactions 50% shall be borne by Parent and 50% shall be treated as a Company Stockholder Expense.

(e) No Intermediary Transaction Tax Shelter. Parent has no plan or intention to take any action with respect to the Group Companies subsequent to the Closing that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 6.3 Access to Information; Cooperation.

(a) From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, the Company shall, and cause its Subsidiaries to, (i) provide to Parent and its authorized representatives during normal business hours reasonable access to the offices, properties, facilities, officers, personnel, accountants, contracts, books and records (including in respect of Taxes) of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company), and (ii) furnish Parent with such financial and operating data and other information concerning the business of the Group Companies as Parent may reasonably request. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, no Group Company or any of their respective Affiliates shall be required to disclose to Parent or any of its representatives any information (i) if doing so would violate any contract or Law to which any Group Company or any of their respective Affiliates is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges, (ii) if any Group Company or any of their respective Affiliates, on the one hand, and any of Parent or its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if any Group Company or any of their respective Affiliates reasonably determines upon the advice of counsel that such information should not be so disclosed due to its competitively sensitive nature.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter shall be of no further force or effect.

Section 6.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). Without limiting the generality of the foregoing, each of Parent and the Company shall use reasonable best efforts, as determined by the Company and/or the Representative, to obtain consents of all Governmental Entities necessary to consummate the Transactions. Costs incurred in connection with obtaining such consents shall be borne by the Parties in accordance with Section 10.5 except that all filing fees incurred in connection with the filing and compliance under the Competition Laws shall be borne by Parent. Each Party shall make an appropriate filing, if necessary, pursuant to the Competition Laws with respect to the Transactions promptly (and in any event, within ten (10) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the Competition Laws. The Company, Parent and their respective Affiliates shall not extend any waiting period or comparable period under the Competition Laws or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties. Parent agrees to take (and Parent’s “reasonable best efforts” shall expressly include the taking of) all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the Transactions, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, (i) any entities, assets or facilities of any Group Company after the Closing or (ii) any entity, facility or assets of Parent or its Affiliates before or after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party) and (C) amending, assigning or termination existing licenses or other agreements (other than terminations that would result in a breach of a license of such other agreement with a third party) and entering into such new licenses or other agreement; provided, that Parent shall not be obligated to take any action pursuant to this Section 6.4 that, individually or in the aggregate with any other actions, would have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

(b) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted.

(c) Notwithstanding anything to the contrary and for the avoidance of doubt, Parent and its external counsel, after good faith consultation with the Company and its external counsel, and after considering, in good faith, the views and comments of the Company and its external counsel, shall have the principal responsibility for devising and implementing the antitrust approval strategy.

Section 6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of each Group Company or any other natural person indemnified by any Group Company as of the date of this Agreement (collectively, “Indemnified Persons”), as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the consummation of the Transactions and shall continue in full force and effect and that Parent shall, and shall cause the Group Companies to, perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, the Group Companies shall advance expenses in connection with such indemnification as provided in their respective Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by applicable Law.

(b) Parent shall cause the Company to, and the Company shall, purchase and maintain in effect beginning on the Closing and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement under the Group Companies’ directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date, and in no event shall the Company be required to pay a premium for such “tail” policy in excess of 150% of the Group Companies’ current annual premium for liability insurance for the directors and officers of the Group Companies.

(c) The Indemnified Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5.

(d) In the event that Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Company shall assume all of the obligations thereof set forth in this Section 6.5.

Section 6.6 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and its Affiliates shall not take, nor shall it permit any Group Company or their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate, facilitate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent and/or its Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving the Group Companies, other than the exercise of outstanding options and other than the sale or disposition of immaterial assets in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Parent hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.6. The Company shall promptly (and in any event within two (2) Business Days after receipt thereof) notify Parent if it receives any proposal or offer or any inquiry regarding an Acquisition Transaction which could reasonably be expected to result in such proposal or offer, the material terms and conditions of such proposal or offer.

Section 6.7 Documents and Information. After the Closing Date, Parent and the Group Companies shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents in connection with audits, investigations, litigations or other reasonable business purposes pertaining to the business of the Group Companies prior to or on the Closing Date and make the same available for inspection and copying by the Representative (at the Representative’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided, that if Parent or the Company shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, Parent shall, prior to such disposition, give the Representative a reasonable opportunity, at its own expense, to segregate and remove such books and records as the Representative may select. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Parent, the Company or any of its Subsidiaries, without first advising the Representative in writing and giving the Representative a reasonable opportunity to obtain possession thereof.

Section 6.8 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of any Group Company regarding any Group Company, its business or the Transactions without the prior consent of Richard Bisson at the Company (which consent shall not be unreasonably withheld, delayed or, subject to the following sentence, conditioned). Notwithstanding the foregoing, Parent may request in writing delivered to Richard Bisson to arrange for meetings with one or more Major Suppliers or Major Customers identified by Parent and upon receipt of such written notice, the Company shall, and shall cause each of the other Group Companies to, reasonably cooperate, assist and arrange meetings, in person or telephonically, between Parent and any such Major Supplier or Major Customer; provided, however, that (i) Richard Bisson and representatives of Parent shall agree on an agenda for any such call, and (ii) Richard Bisson or other representative of the Company identified by Richard Bisson shall participate in any such meeting (whether conducted in person, by telephone or otherwise) with such party.

Section 6.9 Employee Benefits Matters. For at least one (1) year following the Closing Date, except as would provide in the duplication of any payments or benefits, Parent shall provide (or cause to be provided to) employees of each Group Company who continue to be employed by a Group Company as of and after the Closing with (i) the same salary or hourly wage rate as provided to such employees immediately prior to the Closing Date, and (ii) the opportunity to earn annual performance-based bonuses and non-cash employee benefits (excluding equity and defined benefit pension and retirement arrangements) that are either (A) substantially comparable in the aggregate to those provided to such employees immediately prior to the Closing Date or (B) the same as those provided to similarly situated employees of Parent and its Affiliates. Without limiting the generality of the foregoing, Parent shall provide (or cause to be provided to) non-U.S. employees of each Group Company who continue to be employed by a Group Company as of and after the Closing with at least such compensation and benefits as are required by applicable Law. Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”), in each case, except to the extent such service credit will result in duplication of benefits or be required under a newly established plan that also applies to other employees of Parent or any of its Affiliates for which prior service with the Parent or any of its Affiliates is not taken into account. Parent shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under a corresponding Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses incurred and paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account (subject to the receipt by Parent of reasonably satisfactory evidence that such expense was incurred and paid by the employee) for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Closing Date under any applicable New Plan that is a welfare plan with respect to the plan year in which the Closing occurs but only to the extent such crediting does not result in the duplication of benefits to any participant. Nothing contained herein, express or implied, is intended to confer upon any current or former employee, director, officer, consultant, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Group Companies or any other Person other than the parties to this Agreement and their respective successors and permitted assigns any third-party beneficiary rights or any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Prior to the Closing Date, the sponsoring Company shall adopt resolutions of its board of directors providing for the termination, effective as of the day immediately prior to Closing, of all Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code that contain a cash or deferred arrangement as described in Section 401(k) of the Code (“Company 401(k) Plan”), which termination may be made contingent on the occurrence of Closing. At least three (3) Business Days before the Closing Date, the Company shall provide Parent with a draft copy of such proposed resolutions and an opportunity to make reasonable changes thereto prior to their adoption by the sponsoring Company’s board of directors. Effective immediately following the Closing Date, Parent shall have in effect a qualified defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) and shall offer participation in such Parent 401(k) Plan to those employees who were actively participating in the Company 401(k) Plan immediately prior to its termination. After the Closing, and pursuant to Section 401(a)(31)(D) of the Code, Parent shall take all actions necessary to permit the Parent 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

Section 6.10 Certain Notifications.

From and after the date of this Agreement until the Closing Date, the Company shall promptly notify Parent in writing upon becoming aware of (a) any inaccuracy in or breach of any representation or warranty of the Company set forth in Article 3 or of any Company Stockholder set forth in Article 5 or (b) any breach of any covenant or agreement on the part of the Company or the Company Stockholders set forth in this Agreement. For the avoidance of doubt, no such notification shall be deemed to cure any inaccuracy in or breach of any representation or warranty for purposes of the satisfaction of the condition to Closing set forth in Section 7.2(a) or Section 7.2(b), or the termination right set forth in Section 8.1(b).

Section 6.11 RWI Policy. Parent shall deliver to the Representative evidence of the purchase by Parent of the RWI Policy, together with evidence of the payment of the premium for such RWI Policy. Parent will not (and will cause each of its Subsidiaries not to), without the consent of the Representative, amend Section X.VIII(B) (Subrogation) of the RWI Policy in a manner that is adverse to the Company Stockholders and Optionholders.

Section 6.12 Parachute Payments. With respect to each employee of the Company who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), prior to the Closing Date, the Company agrees to use its reasonable best efforts to (i) obtain from such individual a waiver of any and all rights to any payments or other economic benefits contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) with respect to such individual, and (ii) submit to its stockholders for a vote all such waived payments in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder (the “280G Stockholder Vote”), such that, if such vote is adopted by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by any such individual would be a “parachute payment” under Section 280G(b) of the Code. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Parent or any of its Affiliates and a disqualified individual in connection with the Transactions before the Closing Date (the “Parent Arrangements”), the Parent shall provide a copy of such contract, agreement or plan to the Company at least seven (7) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the Transactions that could constitute a “parachute payment” under Section 280G of the Code. Within a reasonable period of time before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 6.12, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from Parent on such documents or agreements.

Section 6.13 Non-Solicitation.

(a) For a period of eighteen (18) months after the Closing Date, the Restricted Parties shall not, directly or indirectly, whether by or through any of its Affiliates or otherwise, (i) hire, engage, retain, solicit, induce, encourage or attempt to induce any employee of any Group Company to leave the employ of any Group Company, (ii) hire, engage or retain any former employee of any Group Company or (iii) in any way interfere with the relationship between any Group Company and any of its employees. Notwithstanding the foregoing, (A) general advertising over the internet, in print media or other mass media not specifically targeting any person shall not be deemed to be a solicitation or inducement of any such employee in violation of this Agreement, (B) hiring any such employee who responds to such general advertising shall not be deemed a violation of this Agreement, and (C) hiring any Person whose employment with any Group Company has been terminated (other than termination for “cause” due to such Person engaging in any activity that would reasonably be expected to harm the Group Company or advantage a subsequent employer) not less than three months prior to the time of such hire shall not be deemed a violation of this Agreement.

(b) If, at the time of enforcement of the covenants contained in this Section 6.13, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period and scope permitted by applicable Law.

Section 6.14 Consents. The Company shall use and shall cause each Group Company to use its commercially reasonable efforts to obtain, or initiate the process to obtain, all consents and approvals set forth on Schedule 6.14, provided, however, that no party shall be required to pay any consideration to any third party from whom consent or approval is requested. For the avoidance of doubt, the receipt of, or the failure to obtain, any of the consents and approvals set forth on Schedule 6.14 shall not be a condition to the obligation of any party hereto to consummate the Transactions.

Section 6.15 Affiliate Transactions. The Company shall ensure that all contracts set forth on Schedule 6.15 shall be fully paid and be discharged at or prior to the Closing without any further obligations or Liabilities whatsoever to the Group Companies.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of the Company, the Company Stockholders and Parent. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction or, waiver by the Company, Parent and Representative on or prior to the Closing of the following conditions:

(a) any applicable waiting period (and any extensions thereof) under the Competition Laws relating to the Transactions shall have expired or been terminated; and

(b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that each of Parent and the Company shall have used reasonable best efforts to prevent the entry of any such order, decree, injunction, restraint or prohibition that may be entered, such requirement being limited to the court or other Governmental Entity of first instance and not extending to appellate filings beyond the court or other Governmental Entity of first instance.

Section 7.2 Other Conditions to the Obligations of Parent. The obligations of Parent to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:

(a) Each of the representations and warranties:

(i) of the Company set forth in Section 3.1 (Organization and Qualification), the first and second sentence of Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.16 (Brokers), Section 3.7 (clause (i) only) (Absence of Changes), and of the Company Stockholders set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.4 (Title to Shares) and Section 5.6 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than those representations and warranties expressly relating to an earlier date, in which case such representations and warranties need only be true and correct in all respects on and as of such earlier date) except for de minimis inaccuracies;

(ii) of the Company set forth in Article 3 not referenced in clause (i) above and of the Company Stockholders set forth in Article 5 not referenced in clause (i) above shall be true and correct (without regard to any “materiality”, “Material Adverse Effect” or similar materiality qualifiers) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and (y) where the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Material Adverse Effect” or similar materiality qualifiers) has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, the Company and/or the Company Stockholders shall have delivered the following documents in form and substance reasonably acceptable to Parent:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(e) are satisfied;

(ii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

(iii) written resignations of (A) each of the directors of each Group Company and (B) those officers of the Group Companies designated by Parent at least ten Business Days prior to the Closing Date;

(iv) a certificate from the Company, in form and substances as prescribed by Treasury Regulations promulgated under Code section 1445, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code;

(v) evidence of termination, in form and substance reasonably satisfactory to Parent, of the agreements set forth on Schedule 6.15;

(vi) payoff letters evidencing the payoff in full of the Credit Facilities from the holders thereof, which shall include the release of all Liens, termination of any UCC financing statements and the release of all obligations and guarantees of such holders on the assets and properties of the Group Companies upon receipt of the amounts indicated therein;

(vii) all certificate(s) representing Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment, endorsed in blank in proper form for transfer;

(d) the Escrow Agreement shall have been executed by the Representative; and

(e) since the date of this Agreement, there shall have been no Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 7.3 Other Conditions to the Obligations of the Company and the Company Stockholders. The obligations of the Company and the Company Stockholders to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and the Representative of the following further conditions:

(a) the representations and warranties of Parent set forth in Article 4 hereof shall be true and correct in all material respects without regard to any “materiality”, “Material Adverse Effect” or similar materiality qualifiers) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date;

(b) Parent shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, Parent shall have delivered the following documents in form and substance reasonably acceptable to the Company:

(i) a certificate of an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(ii) a certified copy of the resolutions of Parent’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the Transactions; and

(d) the Escrow Agreement shall have been executed by Parent.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, to be satisfied if such failure was caused (i) by such Party’s failure to use its reasonable best efforts to consummate the Transactions, or (ii) due to the failure of such party to perform any of its other obligations under this Agreement, including for the avoidance of doubt those set forth in Section 6.4.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Representative and Parent;

(b) by Parent, if the Company or the Company Stockholders shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (B) cannot be cured by the Company or the Representative, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured (i) within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination, or (ii) if earlier, by the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(c) by the Representative, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (B) cannot be cured by Parent by the Termination Date or, if capable of being cured, shall not have been cured (i) within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination or (ii) if earlier, by the Termination Date; provided that the Representative shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d) by Parent, if the Transactions shall not have been consummated on or prior to October 16, 2017 (the “Termination Date”), unless the failure to consummate the Transactions is solely the result of a breach by Parent of its representations, warranties, obligations or covenants under this Agreement; provided, that if the waiting period (and any extensions thereof) under the Competition Laws relating to the Transactions has not expired or terminated on or before such date, then such date may be extended once by any Party for an additional thirty (30) days (provided that Parent shall not have the right to exercise such extension if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b));

(e) by the Representative, if the Transactions shall not have been consummated on or prior to the Termination Date, unless the failure to consummate the Transactions is solely the result of a breach by any Company Stockholder or the Company of its representations, warranties, obligations or covenants under this Agreement; provided, that if the waiting period (and any extensions thereof) under the Competition Laws relating to the Transactions has not expired or terminated on or before such date, then such date may be extended once by any Party for an additional thirty (30) days (provided that the Representative shall not have the right to exercise such extension if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)); or

(f) by either Parent or by the Representative, if any Governmental Entity shall have issued an order, decree, ruling, judgment or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling, judgment or injunction or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction and to have appealed as promptly as possible any such order, decree, ruling, judgment or injunction that may be entered, such requirement being limited to the Governmental Entity of first instance and not extending to appellate filings beyond the Governmental Entity of first instance.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2, Article 9, and Article 11, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any Party for damages resulting from any intentional and material breach of this Agreement (which, for the avoidance of doubt, shall be deemed to include any failure by Parent to consummate the Transactions if it is obligated to do so hereunder) prior to such termination.

ARTICLE 9

REPRESENTATIVE OF COMPANY STOCKHOLDERS

Section 9.1 Authorization of Representative.

(a) MidOcean Partners III, L.P. (or any of its Affiliates as designated by MidOcean Partners III, L.P.) is hereby appointed, authorized and empowered to act as the Representative for the benefit of the Company Stockholders, as the exclusive agent and attorney-in-fact to act on behalf of each of the Company Stockholders, in connection with and to facilitate the consummation of the Transactions, which shall include the power, authority and discretion:

(i) to enter into amendments to this Agreement and to execute and deliver any Ancillary Documents (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable, in each case, whether before or after the Closing;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Documents and the consummation of the Transactions and the Ancillary Documents as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to use the Representative Expense Amount to satisfy costs, expenses and/or liabilities of the Representative in connection with matters related to this Agreement and/or the Ancillary Documents;

(iv) as the Representative, to enforce and protect the rights and interests of the Company Stockholders (including the Representative, in its capacity as a Company Stockholder) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions provided for herein or therein, and to take any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of the Company Stockholders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, consenting to, compromising or settling any such Claims, conducting negotiations with Parent and its representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Action initiated by Parent or any other Person, or by any federal, state or local Governmental Entity against the Representative or against all Company Stockholders, and receive process on behalf of any or all Company Stockholders in any such Action and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Representative shall not (i) have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions and (ii) shall not have the authority to investigate, defend, contest or litigate any Action (or compromise or settlement thereof) made against one or more Company Stockholders that is not made against all such Persons;

(v) to refrain from enforcing any right of the Company Stockholders and/or the Representative arising out of or under or in any manner relating to this Agreement, or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Company Stockholder unless such waiver is in writing signed by the waiving party or by the Representative;

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith; and

(vii) to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) to conclusively rely on the opinions and advice of such Persons.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative (provided that Company Stockholders shall be entitled to review a written statement thereof, together with supporting documentation, upon any reasonable request therefor). In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Company Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any such agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Company Stockholders. Each of the Company Stockholders and Optionholders shall indemnify, pro rata based upon such Person’s Pro Rata Share, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to the Company Stockholders and Optionholders as to the existence of a deficiency toward the payment of any such indemnification amount, each of the Company Stockholders and Optionholders shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Person’s Pro Rata Share.

(c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d) Parent shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Company Stockholders. Parent is entitled to deal exclusively with the Representative on all matters relating to the Agreement and the Escrow Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Company Stockholder, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Company Stockholder. Any notice or communication delivered by Parent to the Representative shall be deemed to have been delivered to all Company Stockholders.

(e) Notwithstanding anything to the contrary set forth herein, Parent shall not be liable for any Loss to any Company Stockholder, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative, including any failure of the Representative to distribute, or to distribute or subdivide in the correct amounts, any payments made to the Representative by Parent for distribution to any Company Stockholder, among the Company Stockholders or any other Person; it being understood that once Parent has made such a payment to the Representative for distribution to any Company Stockholder, among the Company Stockholders or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of Parent.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder, and (ii) shall survive the consummation of the Transactions.

(g) The Representative shall collect and receive all moneys and other proceeds and property payable to Company Stockholders as described in this Agreement, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Representative (including any Company Stockholder Expenses paid by the Representative in excess of the Representative Expense Amount), the Representative shall promptly disburse to the holders of Company Equity Securities to the extent of each such Person’s Pro Rata Share at such time as the Representative determines in its reasonable discretion; provided, that to the extent any portion of the Representative Expense Amount is not used on or prior to the second anniversary of the Closing Date, the Representative shall deliver any remaining portion of the Representative Expense Amount to the Company Stockholders and Optionholders, except that amounts paid to Optionholders may be made net of any applicable withholding taxes.

(h) Upon the written request of any Company Stockholder, the Representative shall provide such Person with an accounting of all monies received and distributed by the Representative, in its capacity as the Representative, and shall provide such Person with such other reasonable information regarding the Representative’s actions, in its capacity as the Representative, as such Person may reasonably request.

(i) In the event that the Representative becomes unable to perform the Representative’s responsibilities or resigns from such position, the Company Stockholders holding, prior to the Closing, a majority of the outstanding capital stock of the Company shall promptly select another representative to fill such vacancy, who shall be reasonably acceptable to Parent, and such substituted representative shall (i) be deemed to be the Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Representative. Such appointment shall be effective upon delivery of at least two (2) Business Days prior written notice to Parent and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of Parent to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article 5 shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date. No Indemnified Party shall be entitled to be indemnified or held harmless pursuant to this Article 10 unless such party delivers written notice of its claim for indemnification to the Indemnifying Party on or prior to the expiration of the applicable survival period set forth above. Any claims for indemnification asserted in writing prior to the end of the applicable periods set forth above shall survive until the final resolution thereof.

Section 10.2 Indemnification by the Company Stockholders. From and after the Closing, each Company Stockholder, severally and not jointly with any other Company Stockholder, shall indemnify and hold harmless Parent and its Affiliates and their respective directors, officers, partners, members, agents, employees, successors and assigns (collectively, the “Parent Indemnitees”) from and against any and all Losses incurred or sustained by, imposed upon, or asserted against the Parent Indemnitees based upon or arising out of any inaccuracy in or breach of any of the representations or warranties made by such Company Stockholder in Article 5 of this Agreement.

Section 10.3 Certain Limitations. The party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”.

(a) The indemnification provided for in Section 10.2 shall be subject to the following limitations:

(i) The aggregate amount of all Losses under Section 10.2 for which an Indemnifying Party shall be liable shall not exceed the net proceeds received by such Indemnifying Party. Nothing in this Section 10.3 shall be deemed to limit any rights of the Parent Indemnitees as against any insurer under the RWI Policy.

(ii) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds (other than under the RWI Policy) or payments from a third party (other than a Governmental Entity in respect of Taxes), net of direct collection expenses, received by the Parent on account of such Loss. The Parent shall use reasonable best efforts to obtain full recovery under all insurance policies and rights against any such third party with respect to any Losses. In the event that an insurance (other than the RWI Policy) or third party recovery is received by the Parent with respect to any Losses for which the Parent has received an indemnification payment from (or on behalf of) a Company Stockholder hereunder, then a refund equal to the amount of the recovery, less the reasonable and documented costs and expenses of obtaining such recovery, shall be made promptly to the Company Stockholder that made or directed and provided such indemnification payments to the Parent.

(iii) The Parent shall take all reasonable steps to mitigate the amount of Losses for which it is entitled to seek indemnification hereunder.

(b) For purposes of this Article 10, any qualification or references to Material Adverse Effect, materiality, or other similar qualifications contained in any representation or warranty shall be disregarded for purposes of determining whether there has been a breach of or inaccuracy in any representation or warranty and the amount of any Loss indemnifiable hereunder.

Section 10.4 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party (i) receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party or (ii) determines (based on objectively determinable facts and circumstances), with or without receipt of notice of the assertion of a Third-Party Claim, that any matter has given or would reasonably be expected to give rise to a Third Party Claim against such Indemnified Party, in each case, with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent such Indemnifying Party is actually prejudiced thereby. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, the basis for such claim, the amount or estimated amount of Losses (if known or reasonably capable of estimation), and the method of computation or estimation of such Losses. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days from the date of receipt of the Third-Party Claim Notice, to assume the defense of any Third-Party Claim at the Indemnifying Party’s own cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, that if the Indemnifying Party assumes the defense of a Third- Party Claim, then no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the prior written consent of the Indemnified Party unless (i) there is no finding or admission of any breach or wrongdoing, violation of Law or any violation of the rights of any Person, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend within 30 days from the date of receipt of the Third-Party Claim Notice, the Indemnified Party may, subject to Section 10.4(a), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim, but subject to the limitations set forth in this Article 10. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. Notwithstanding anything to the contrary in this Agreement, if and to the extent the Indemnifying Party cannot defend any Third-Party Claim on behalf of the Indemnified Party, in the reasonable opinion of counsel to the Indemnified Party, as a result of a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived or because there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall (i) be liable for the reasonable fees and expenses of one external law firm to the Indemnified Party (subject to the limitations in this Article 10) and (ii) have no participation rights in the defense of the Third-Party Claim.

(b) Direct Claims. If an Indemnified Party has determined that any matter (other than a Third Party Claim) has given or would reasonably be likely to give rise (based on objectively determinable facts and circumstances) to a right of indemnification under this Agreement (a “Direct Claim”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent such Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, the basis for such claim, the amount or estimated amount of Losses (if known or reasonably capable of estimation), and the method of computation or estimation of such Losses. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the limitations and other provisions of this Agreement.

Section 10.5 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 10.6 Exclusive Remedies. From and after the Closing, subject to Section 11.18, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty, covenant or agreement by any Company Stockholder set forth herein shall be pursuant to and limited by the indemnification provisions set forth in this Article 10. Nothing in this Section 10.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.18.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Non-Survival. The representations, warranties and covenants of the Company and Parent contained in this Agreement shall terminate on the Closing Date; and only the covenants of the Parties that by their terms survive the Closing Date shall so survive the Closing Date in accordance with their respective terms (it being acknowledged and agreed that nothing in this Section 11.1 shall limit the rights and remedies contemplated by Section 11.18 and Article 10).

Section 11.2 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent and the Representative. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.2 shall be void.

Section 11.3 Notices. All notices, requests, claims, demands, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (transmission confirmed) or E mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent:

Church & Dwight Co., Inc.

Princeton South Corporate Center

500 Charles Ewing Blvd.

Ewing, NJ 08628

Attention: Executive Vice President and General Counsel

Facsimile: (609) 403-7238

with a copy (which shall not constitute notice to Parent) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Ronald R. Papa

Facsimile: (212) 969-2900

To the Representative:

c/o MidOcean Partners

320 Park Avenue, Suite 1600

New York, NY 10022

Attention:   Jonathan Marlow

Facsimile:  (212) 497-1374

E-mail:       jmarlow@midoceanpartners.com

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:   George Stamas

                   Mark Director

                   Andrew Herman

Facsimile:  (212) 446-4900

E-mail:       gstamas@kirkland.com, mdirector@kirkland.com and

                   aherman@kirkland.com

To the Company (prior to the Closing):

1730 East Prospect Road

Fort Collins, CO 80553

Attention:   Richard Bisson

Facsimile:  (970) 407-7116

E-mail:       rbisson@waterpik.com

with a copy (which shall not constitute notice to the Company) to:

c/o MidOcean Partners

320 Park Avenue, Suite 1600

New York, NY 10022

Attention:   Jonathan Marlow

Facsimile:  (212) 497-1374

E-mail:       jmarlow@midceanpartners.com

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:   George Stamas

                   Mark Director

                   Andrew Herman

Facsimile:  (212) 446-4900

E-mail:       gstamas@kirkland.com, mdirector@kirkland.com and

                   aherman@kirkland.com

To the Company (after the Closing):

Church & Dwight Co., Inc.

Princeton South Corporate Center

500 Charles Ewing Blvd.

Ewing, NJ 08628

Attention: Executive Vice President and General Counsel

Facsimile: (609) 403-7238

E-mail:       patrick.demaynadier@churchdwight.com

with a copy (which shall not constitute notice to the Company) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Ronald R. Papa

Facsimile: (212) 969-2900

E-mail:       rpapa@proskauer.com

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.4 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 11.5 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses (including, for avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 6.4 and Section 6.5), incurred in connection with the this Agreement and the Transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that in the event that the Transactions contemplated by this Agreement are consummated, Parent shall pay all Unpaid Company Stockholder Expenses in accordance with Section 2.5.

Section 11.6 Press Releases and Announcements. None of the Parties nor any of their respective representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of Parent or the Representative, as the case may be. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

Section 11.7 Construction; Interpretation. The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the words “party” or “parties” shall refer to parties to this Agreement; (vi) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vii) the word “or” is disjunctive but not necessarily exclusive; (viii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (x) references to any Person include the successors and permitted assigns of that Person; (xi) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xii) the words “dollar”, “USD” or “$” shall mean U.S. dollars; (xiii) the word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter; and (xix) only information that was posted in the virtual data room at least three (3) Business Days prior to the date hereof will be deemed to have been “provided” or “made available” to Parent.

Section 11.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other

Section in this Agreement to the extent there is a cross reference to that specific disclosure in such other Sections. The specification of any dollar amount in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact the inclusion in any Schedule of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 11.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.5 and Section 11.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction are consummated as originally contemplated to the greatest extent possible.

Section 11.11 Amendment. Prior to the Closing, subject to applicable Law (including the DGCL) and Section 11.12, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, the Company and the Representative. After the Closing, subject to applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any party or Parties effected in a manner which does not comply with this Section 11.11 shall be void.

Section 11.12 Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself) and the Representative (on behalf of the Company Stockholders) may (a) extend the time for the performance of any of the obligations or other acts of Parent contained herein, (b) waive any inaccuracies in the representations and warranties of Parent contained herein or in any document, certificate or writing delivered by Parent pursuant hereto or (c) waive compliance by Parent with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Company Stockholders contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Company Stockholders contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company or the Company Stockholders with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party entitled to the benefit thereof. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed and delivered counterpart to this Agreement.

Section 11.14 Knowledge of the Company. For all purposes of this Agreement, the phrase “to the Company’s knowledge”, “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of Richard Bisson, Todd Whitbeck, Don Fairbanks, Todd Boerema, Michael Wakeman, Jay McCulloch, Ken Hair and Anthony Murphy, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 11.15 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.16 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) in any Action arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Action may be heard and determined in any such court and (c) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 11.3. Nothing in this Section 11.16, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by applicable Law.

Section 11.17 Remedies. Except as otherwise provided herein and prior to the valid termination of this Agreement pursuant to Section 8.1, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.18 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents or the Transactions (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against (1) Parent, on the one hand, and (2) the Company and the Company Stockholders prior to the Closing or the Company Stockholders after the Closing, on the other, but only to the extent permitted by the terms of this Agreement, including the limitations set forth in this Section 11.18 and Article 10. In furtherance of the foregoing, Parent agrees and acknowledges that its sole recourse to the Company Stockholders and Optionholders following the Closing shall be limited to (i) the then remaining balance of the Adjustment Escrow Account to the extent permitted pursuant to Section 2.3(c), (ii) the last sentence of this Section 11.18 and (iii) the claims made pursuant to, but subject to the limitations and other provisions of, Article 10. Except for Parent’s rights against the Company Stockholders and Optionholders solely to the extent expressly provided in the preceding sentence, no other Person, including the Representative (acting in such capacity), or any of their respective (or any of the Company’s) current directors, officers, employees, incorporators, members, partners, stockholders, Affiliates (other than Parent and the Company), agents, attorneys or representatives (all such Persons, collectively “Non-Party Affiliates”) have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document or the Transactions (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party, to the maximum extent permitted by Law, waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. Neither Section 10.6 nor the first or second sentences of this Section 11.18 shall limit the liability of any Company Stockholder to Parent in the event of Fraud (x) by such Company Stockholder with respect to the performance of any covenant or obligation of such Company Stockholder under the Agreement or the making of any of the representations and warranties of such Company Stockholder in Article 5 of this Agreement (but only as it itself, himself or herself) (in each case, for the avoidance of doubt, as qualified by the Schedules) or (y) by the Company with respect to the performance of any covenant or obligation of the Company under the Agreement or the making of any of the representations and warranties of the Company in Article 3 of this Agreement (in each case, for the avoidance of doubt, as qualified by the Schedules), but only if and to the extent such Company Stockholder had actual (as opposed to imputed or constructive) knowledge of such Fraud by the Company.

Section 11.19 Waiver of Conflicts. Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing the Representative and/or its Affiliates (or any of the other Company Stockholders) after the Closing as such representation may relate to Parent, any Group

Company or the Transactions. In addition, all communications involving attorney-client confidences between the Representative, its Affiliates or any Group Company and Kirkland & Ellis LLP in the course of the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Representative (and not the Group Companies). Accordingly, the Group Companies shall not, without the Representative’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Representative (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) to the extent that files of Kirkland & Ellis LLP in respect of such engagement constitute property of the client, only the Representative (and not the Group Companies) shall hold such property rights and (iii) Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between Kirkland & Ellis LLP and any of the Group Companies or otherwise.

Section 11.20 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.21 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 11.22 Release.

Effective upon the Closing, each Company Stockholder, acting solely in its capacity as a holder of Company Shares and/or Company Options, on such Company Stockholder’s own behalf and, to the greatest extent permitted by applicable Law, on behalf of each of such Company Stockholder’s heirs, successors, assigns, and management companies and general partner entities that are Affiliates of such Company Stockholder (collectively with such Company Stockholder, the “Recipient Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges Parent and its heirs, successors, assigns, and management companies and general partner entities that are Affiliates of Parent (collectively with Parent, the “Company Releasors”) and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively with the Company Releasors, the “Company Releasees”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, arising on or prior to the Closing Date from any claims relating to or arising out of such Company Stockholder’s ownership of the Company Shares and/or Company Options, the termination of such Company Stockholder’s status as a holder of Company Shares and/or Company Options and actions taken by the Company’s officers, directors, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Transaction. Each Company Stockholder for itself and the other Recipient Releasors hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Action of any kind against any Company Releasees, based on any of the foregoing. Notwithstanding anything to the contrary contained herein (including this Section 11.22), nothing in this Section 11.22 or any other provision of this Agreement waives, restricts, prevents or precludes any Company Stockholder from exercising, any of such Company Stockholder’s rights (1) to receive and be paid its portion of the Purchase Price pursuant to Section 2.3(a), on the terms and subject to the conditions set forth in, this Agreement in respect of each Company Shares and/or Company Option held by such Company Stockholder immediately prior to the Closing, or (2) under this Agreement (including Section 6.5) or any Ancillary Document.

*     *     *     *     *

IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

PIK HOLDINGS, INC.

By:	/s/ Richard P. Bisson
	Name:	Richard P. Bisson
	Title:	President and Chief Executive Officer

CHURCH & DWIGHT CO., INC.

By:	/s/ Patrick de Maynadier
	Name:	Patrick de Maynadier
	Title:	Executive Vice President, General Counsel and Secretary

MIDOCEAN PARTNERS III, L.P.
(as a Company Stockholder and in its capacity as the Representative)

By:	MidOcean Associates, SPC for and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

By:	/s/ J. Edward Virtue
	Name:	J. Edward Virtue
	Title:	Chief Executive Officer

MIDOCEAN PARTNERS III-A, L.P.

By:	MidOcean Associates, SPC for and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

By:	/s/ J. Edward Virtue
	Name:	J. Edward Virtue
	Title:	Chief Executive Officer

MIDOCEAN PARTNERS III-D, L.P.

By:	MidOcean Associates, SPC for and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

By:	/s/ J. Edward Virtue
	Name:	J. Edward Virtue
	Title:	Chief Executive Officer

MIDOCEAN PARTNERS III-E, L.P., with respect to its Series III-W

By:	MidOcean Associates, SPC for and on behalf of its Segregated Portfolio, MidOcean Partners Segregated Portfolio III

By:	/s/ J. Edward Virtue
	Name:	J. Edward Virtue
	Title:	Chief Executive Officer

VCPE III LLC

By:	VCPE Management III LLC, its Manager

By: Cougar Investment Holdings LLC, its Managing Member

By:	/s/ Susan Drake
Name: Susan Drake
Title: Vice President

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	Northwestern Mutual Investment Management Company, LLC, its Investment Adviser

By:	/s/ David A. Barras
	Name:	David A. Barras
	Title:	Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account

By:	/s/ David A. Barras
	Name:	David A. Barras
	Title:	Authorized Representative

NORTHWESTERN MUTUAL CAPITAL STRATEGIC EQUITY FUND III, LP

By:	Northwestern Mutual Capital GP III, LLC Its: General Partner

By:	Northwestern Mutual Capital, LLC Its: Manager

By:	/s/ David A. Barras
	Name:	David A. Barras
	Title:	Managing Director

CCF-WATER, LLC

By:	/s/ John Fitzgerald
	Name:	John Fitzgerald
	Title:	Managing Member

/s/ Richard Bisson
RICHARD BISSON

/s/ Gregory Plummer
GREGORY PLUMMER

/s/ Kenneth Hair
KENNETH HAIR

/s/ Michael Wakeman
MICHAEL WAKEMAN

/s/ Jay McCulloch
JAY MCCULLOCH

/s/ Anthony Murphy
ANTHONY MURPHY

/s/ Don Fairbanks
DON FAIRBANKS

/s/ Mark Doner
MARK DONER